UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Hormel Foods Corporation
(Name of Registrant as Specified In Its Charter)

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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 30, 2018, at 8:00 p.m. Central Standard Time.  The items of business are:

1.              Elect a board of 12 directors for the ensuing year;

2.              Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 28, 2018;

3.              Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2018 annual meeting proxy statement;

4.              Approve the Hormel Foods Corporation 2018 Incentive Compensation Plan; and

5.              Such other matters as may properly come before the meeting.

The Board of Directors has fixed December 1, 2017, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON

Vice President and

Corporate Secretary

December 20, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on January 30, 2018

The Proxy Statement and Annual Report to Stockholders

are available at www.proxyvote.com

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PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 30, 2018.  This proxy statement and form of proxy, or a Notice of Internet Availability of Proxy Materials, are first being mailed to stockholders on or about December 20, 2017.

GENERAL INFORMATION

Voting Securities -   Only stockholders of record at the close of business as of December 1, 2017 are entitled to vote at the meeting.  The Company had 529,585,006 shares of common stock outstanding as of December 1, 2017.  Each share of stock is entitled to one vote.  There is no cumulative voting.  The Company has no other class of shares outstanding.

Quorum -   A majority of the outstanding shares will constitute a quorum at the meeting.

Voting Your Proxy -   Whether or not you plan to attend the meeting, we encourage you to grant a proxy to vote your shares.  Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the internet or telephone.  If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

	Vote Required	Voting Options	Board Recommendation (1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention(3)
Item 1: Elect 12 directors	Majority of the votes cast(4)(5)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2: Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 28, 2018	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”
Item 3: Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2018 annual meeting proxy statement	Majority of the votes cast(4)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 4: Approve the Hormel Foods Corporation 2018 Incentive Compensation Plan	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	“AGAINST”

(1)                                 If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations set forth above.

(2)                                 If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.”   “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  The New York Stock Exchange (“NYSE”) rules determine whether uninstructed brokers have discretionary voting power on a particular proposal.

(3)                                 Shares represented by abstentions are counted for purposes of determining the presence of a quorum for the transaction of business and as shares represented at the meeting.

(4)                                 A majority of the votes cast means that there are more “FOR” votes than “AGAINST” votes.

(5)                                 An incumbent director who is not re-elected under this standard must promptly offer to resign.  The Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale.  In the event of a contested election, directors will be elected by a plurality of the votes cast.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

Revoking Your Proxy and Changing Your Vote -   You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting in person at the meeting or sending a written notice of revocation to the Corporate Secretary.

Expenses -   The expenses of soliciting proxies will be paid by the Company.  Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees.  Such persons will not receive additional compensation.  The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

MEETING ADMISSION

The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 30, 2018:

•                  Stockholders of record at the close of business on December 1, 2017, and their immediate family members;

•                  Individuals holding written proxies executed by stockholders of record at the close of business on December 1, 2017;

•                  Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on December 1, 2017, and their immediate family members;

•                  Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan;

•                  Other individuals with the approval of the Corporate Secretary; and

•                  One authorized representative of stockholders that are corporations or other entities.  Additional authorized representatives may be admitted with the approval of the Corporate Secretary.

If you are not able to attend, we will have video of the meeting available on the internet after January 31, 2018.  To view this video, follow these instructions:

1.                                      Go to the “Newsroom” section of http://www.hormelfoods.com/;

2.                                      Click on the “Annual Meeting” story under Company News; and

3.                                      Locate the video within the Annual Meeting story content and click play.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors.  The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders or proxies who wish to speak and to determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting will be distributed at the meeting along with the agenda.  The Chairman may also rely on applicable law regarding disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director -  The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership.  The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders.  The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.  The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  Stockholders should send:

1.              Name of the candidate and the candidate’s business and residence addresses;

2.              A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.              A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.              A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee.  Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills.  This information is evaluated against the criteria set forth below and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used to further evaluate candidates.  On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

Director Qualifications – The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating director candidates the Committee will consider, among other qualifications the Committee deems appropriate, a candidate’s:

•                  Intellect;

•                  Integrity;

•                  Broad-based experience at the policy-making level in business, government, education or the public interest;

•                  Analytical ability;

•                  Ability to qualify as an independent director;

•                  Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•                  Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection.  The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board.  Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered.  The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications.  While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders.  The Board selects director nominees based on its assessment and consideration of various factors.  These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director –  Each of our director nominees is well qualified under the criteria described above.  As an employee of the Company, Mr. Snee does not qualify as an independent director.  Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience with a large company or organization.  Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning.  Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board.  Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings.  Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The Board of Directors recommends a vote FOR each of the 12 director nominees listed below.  The persons named as proxies will vote FOR the election of these 12 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors.  Directors are elected by a majority of the votes cast, whereby there must be more “FOR” votes than “AGAINST” votes for the nominee.  An incumbent director who is not re-elected under this standard must promptly offer to resign.

DIRECTOR NOMINEES

GARY C. BHOJWANI, age 49, director since 2014.

Mr. Bhojwani is President of CNO Financial Group, Inc., a provider of health and life insurance and retirement solutions, a position he has held since April 2016.  He will become Chief Executive Officer of CNO Financial Group, Inc. effective January 1, 2018.  Mr. Bhojwani was founder and Chief Executive Officer of GCB, LLC, an insurance and financial services consulting company, from April 2015 to April 2016.  He was Chairman of Allianz Life Insurance Company of North America, a provider of retirement solutions, and a member of the Board of Management of Allianz SE from 2012 to January 1, 2015 and Chief Executive Officer of Allianz Life Insurance Company of North America from 2007 to 2011.  Mr. Bhojwani was President of Commercial Business, Fireman’s Fund Insurance Company from 2004 to 2007, Chief Executive Officer of Lincoln General Insurance Company from 2002 to 2004, founder and Chief Executive Officer of Avalon Risk Management from 1998 to 2002, and President, Trade Insurance Services from 1995 to 1997.  He is a member of the Board of Directors of CNO Financial Group, Inc., Carmel, Indiana, Allina Health System, Minneapolis, Minnesota, and the Minneapolis Institute of Arts, Minneapolis, Minnesota.   Mr. Bhojwani brings extensive expertise in risk management, finance and consumer product marketing to the Board, as well as ongoing experience as the active President of a publicly held company whose stock is traded on the NYSE.

TERRELL K. CREWS, age 62, director since 2007.

Mr. Crews retired from Monsanto Company, an agricultural company, in 2009.  He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007.  Mr. Crews is a member of the Board of Directors of Archer-Daniels-Midland Company, Chicago, Illinois, WestRock Company, Richmond, Virginia, Teays River Investments, LLC, Zionsville, Indiana, and Junior Achievement of Greater St. Louis, Chesterfield, Missouri, and the Board of Trustees of Freed-Hardeman University, Henderson, Tennessee.  Mr. Crews brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, agri-business and international operations.

GLENN S. FORBES, M.D., age 70, director since 2011.

Dr. Forbes is retired Executive Board Chair, past CEO Mayo Clinic-Rochester, and Emeritus Physician, Mayo Clinic, having retired in 2012. He was Medical Director for Diversified Business Activities for Medical Imaging Services at Mayo Clinic from 2010 to 2012, Medical Director for State Government Affairs and Public Relations at Mayo Clinic from 2009 to 2010, and Chief Executive Officer, Mayo Clinic-Rochester from 2006 to 2009.  Dr. Forbes was Professor of Radiology, Mayo Clinic College of Medicine from 1990 to 2012, and Consultant in the Department of Diagnostic Radiology at Mayo Clinic from 1977 to 2012.  He was a member of the Board of Trustees, Mayo Clinic from 2006 to 2009, and the Board of Governors, Mayo Clinic from 2003 to 2009, and Chair of the Executive Board, Mayo Clinic-Rochester from 2006 to 2009.  He is past Chair of the Board of Directors of the American Board of Radiology Foundation, Tucson, Arizona.  Dr. Forbes brings executive leadership experience with a large Minnesota-based health care institution and extensive public policy and corporate governance expertise to the Board.

STEPHEN M. LACY, age 63, director since 2011.

Mr. Lacy is Chairman of the Board and Chief Executive Officer of Meredith Corporation, a media and marketing company, a position he has held since August 2016. He served Meredith Corporation as Chairman of the Board, President and Chief Executive Officer starting in 2010, President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998.  Mr. Lacy is a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa, and Great Western Bancorp, Inc., Sioux Falls, South Dakota.  Mr. Lacy brings extensive expertise in finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

ELSA A. MURANO, Ph.D., age 58, director since 2006.

Dr. Murano has served Texas A&M University as Director of the Norman Borlaug Institute for International Agriculture since 2014, Professor, Department of Animal Science, since 2001, and President Emerita since 2009.  She was Interim Director of the Norman Borlaug Institute for International Agriculture from 2012 to 2014, President of Texas A&M University from 2008 to 2009, and Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to 2007.  Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004. She is a member of the Board of Directors of Food Safety Net Services, San Antonio, Texas.  Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

ROBERT C. NAKASONE, age 69, director since 2006.

Mr. Nakasone is Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting business he has led since 2000.  Mr. Nakasone was Chief Executive Officer, Toys “R” Us, Inc. from 1998 to 1999, President and Chief Operating Officer from 1994 to 1997, Vice Chairman from 1989 to 1993, and President U.S. Toy Stores from 1985 to 1988.  Prior to 1985, he served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice President and General Manager of the Jewel Food Stores Midwest Region.  Mr. Nakasone is a member of the Board of Trustees of Claremont McKenna College, Claremont, California, the “V” Foundation For Cancer Research, Cary, North Carolina, and the Santa Barbara Foundation, Santa Barbara, California.  He was a founding member of the Board of Directors of Staples, Inc., Framingham, Massachusetts and retired from that Board in 2015.  Mr. Nakasone brings extensive expertise in retail food product marketing and international business development to the Board, as well as experience as the Chief Executive Officer of a large publicly held company.

SUSAN K. NESTEGARD, age 57, director since 2009.

Ms. Nestegard is Advisor for True Wealth Ventures, a venture capital fund, a position she has held since July 2017.  She was President, Global Healthcare Sector, of Ecolab Inc., a provider of cleaning and sanitizing products and services, from 2010 to 2012, Executive Vice President, Global Healthcare Sector, from 2008 to 2010, and Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from 2003 to 2008.  Ms. Nestegard served as interim Chief Executive Officer of Cambridge Major Laboratories, Inc., a pharmaceutical company, from March 2014 to August 2014.  She also has over 20 years of experience with 3M Company in product development, research and development, and business unit management.  Ms. Nestegard was a member of the Board of Directors of American Capital, Ltd., Bethesda, Maryland, from June 2013 to January 2017.  Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

DAKOTA A. PIPPINS, age 69, director since 2001.

Mr. Pippins has been President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003.  He served as Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003, Director of Management Institute at New York University from 1990 to 1995, and has been an Adjunct Associate Professor at New York University since 1990.  Prior experience includes various management positions at Citicorp, a banking company, General Foods Corporation, a food company, and Burrell Communications Group, a marketing company.  Mr. Pippins brings to the Board in-depth expertise in consumer product marketing and corporate sustainability, developed both through professional work experience and academia.

CHRISTOPHER J. POLICINSKI, age 59, director since 2012.

Mr. Policinski is President and Chief Executive Officer of Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, a position he has held since 2005.  He served Land O’Lakes, Inc. as Chief Operating Officer of the Dairy Foods business unit starting in 1999, and Vice President of Strategy and Business Development starting in 1997.  Prior experience includes various management positions at Kraft General Foods Corporation, a food company, Bristol Myers Squibb, a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company.  Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc., Minneapolis, Minnesota, Grocery Manufacturers of America, Washington, D.C., National Council of Farmer Cooperatives,

Washington, D.C., U. S. Global Leadership Campaign, Washington, D.C., and Catholic Relief Services, Baltimore, Maryland, and the Board of Trustees of the University of Minnesota Foundation, Minneapolis, Minnesota.  Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as ongoing experience as the active Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

SALLY J. SMITH, age 59, director since 2014.

Ms. Smith is President and Chief Executive Officer of Buffalo Wild Wings, Inc., a restaurant company, a position she has held since 1996. She has announced her retirement from these positions on or before December 31, 2017.  Ms. Smith served Buffalo Wild Wings, Inc. as Chief Financial Officer from 1994 to 1996.  She was Controller, from 1984 to 1987, and Chief Financial Officer, from 1987 to 1994, of Dahlberg, Inc., a manufacturer of hearing aids.  Ms. Smith began her career with KPMG LLP, an international accounting and consulting firm. She is a member of the Board of Directors of Alerus Financial Corporation, Grand Forks, North Dakota, Allina Health System, Minneapolis, Minnesota, and the National Restaurant Association, Washington, D.C.  Ms. Smith was a member of the Board of Directors of Buffalo Wild Wings Inc., Minneapolis, Minnesota, from 1996 to June 2017.  Ms. Smith brings extensive expertise in finance, corporate development and the foodservice industry to the Board, as well as experience as the Chief Executive Officer of a Minnesota-based publicly held company.

JAMES P. SNEE, age 50, director since 2015.

Mr. Snee is Chairman of the Board, President and Chief Executive Officer of the Company, serving in that capacity since November 20, 2017.  He was President and Chief Executive Officer from October 31, 2016 to November 19, 2017, and President and Chief Operating Officer from October 26, 2015 to October 30, 2016.  Mr. Snee was Group Vice President and President, Hormel Foods International Corporation from October 2012 to October 2015, Vice President and Senior Vice President, Hormel Foods International Corporation from October 2011 to October 2012, and Vice President, Affiliated Business Units from October 2008 to October 2011.  In addition to his executive leadership experience, Mr. Snee brings broad sales, marketing, supply chain and international business expertise to the Board, as well as in-depth knowledge of the Company and food industry developed during his 28-year career with the Company.

STEVEN A. WHITE, age 57, director since 2014.

Mr. White is President, Comcast West Division, of Comcast Corporation, an entertainment and communications company, a position he has held since 2009.   He served Comcast as Regional Senior Vice President, Comcast California from 2007 to 2009 and as Regional Senior Vice President, Comcast Mid-South Region from 2002 to 2007.  Mr. White was Regional Vice President of AT&T Broadband, LLC from 2000 to 2002 and Regional Vice President of Telecommunications, Inc. from 1997 to 2000.  Prior experience includes various marketing positions with Colgate-Palmolive Company from 1991 to 1997.  He is a member of the Board of Directors of Comcast Foundation, Philadelphia, Pennsylvania.  Mr. White brings significant expertise in digital commerce and consumer product marketing to the Board, as well as ongoing experience as the active President of a large business.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•                                          At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•                                          Directors who (1) retire from or change their principal employment, (2) reach retirement age of 72, (3) resign or are removed from, or fail to be re-elected to, the board of directors of any other public company, or (4) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board.  The Board may accept or reject a letter of resignation.  It is the Board’s general policy that directors will not stand for reelection after reaching age 72;

•                                          The Board and Board committees will conduct annual self-evaluations.  This self-evaluation process currently includes the completion and anonymous submission of Board and Board committee assessment surveys by all Board members and personal interviews conducted by the Lead Director with all Board members;

•                                          Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•                                          All independent directors will typically meet in executive session at the end of every regular Board meeting but in all circumstances at least quarterly;

•                                          The Compensation Committee will evaluate the Chief Executive Officer’s performance annually.  This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”) which is reviewed by all the nonemployee directors.  The annual evaluation will take into account the CEO’s performance measured against established goals.  After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•                                          Directors will have full access to officers and employees of the Company; and

•                                          The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Mr. Snee became Chairman effective November 20, 2017 and currently serves as both Chairman and CEO of the Company.  The Board believes there are important advantages to Mr. Snee serving in both roles at this time.  Mr. Snee is the director most familiar with our Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters.  Mr. Snee provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies.  Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

Jeffrey M. Ettinger was Chairman of the Company from November 2006 through November 20, 2017, when he retired from the Board.  He also served as CEO of the Company from January 2006 through October 30, 2016.  Mr. Snee became CEO of the Company on October 31, 2016.  The Board determined a leadership structure that separated the Chairman and CEO roles was optimal for the period from October 31, 2016 through November 20, 2017 because it allowed Mr. Snee to focus on operating and managing the Company while assuming the role of a public company CEO, while Mr. Ettinger could provide leadership of the Board.

When the Chairman is not an independent director, the Board will appoint a “Lead Director.”  The Lead Director position is held by an independent director elected by the Board of Directors.  The Board’s policy is that a director’s term as Lead Director should generally be limited to five consecutive years.

Christopher J. Policinski has been the Lead Director since September 26, 2016.  The duties of the Lead Director include the following:

•                                          Serve as a liaison between the Chairman and the nonemployee directors;

•                                          Serve as a liaison among the nonemployee directors;

•                                          Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•                                          Have the authority to call meetings of the nonemployee directors, with advance notice of such meetings to be given to the Chairman;

•                                          Preside at meetings of the Board in the absence of the Chairman;

•                                          Preside at executive sessions of the nonemployee or independent directors;

•                                          In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•                                          In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation and Governance Committees also provide leadership to the Board in their assigned areas of responsibility.   The Board believes the substantial majority of independent directors on the Board, use of a Lead Director, independent Committee chairs and executive sessions of the independent directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees.  This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines.   Officers are required to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position.  Directors need to hold shares of Company stock with a value equal to their five-year average annual retainer times a multiple of 5.  For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held.  The Company’s officers and directors must hold all shares of Company stock acquired (net of shares sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met.

The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines.   Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).   Stock options and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines.  Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance.  All officers and directors who are subject to the guidelines are in compliance with the guidelines.

The Company has a pledging policy which prohibits officers and directors from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

The Company also has a hedging policy which prohibits employees, officers and directors from purchasing any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities held directly or indirectly by the employee, officer or director.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent.  The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”  A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Gary C. Bhojwani	Elsa A. Murano	Christopher J. Policinski
Terrell K. Crews	Robert C. Nakasone	Sally J. Smith
Glenn S. Forbes	Susan K. Nestegard	Steven A. White
Stephen M. Lacy	Dakota A. Pippins
John L. Morrison (retiring when term expires January 30, 2018)

The Board of Directors also has determined that each of the Company’s Audit, Compensation and Governance Committees is composed solely of independent directors.  In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company.  This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.  In making the independence determination for Mr. Lacy, Chairman of the Board and CEO of Meredith Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company, including transactions through its advertising agencies, and Meredith Corporation, a supplier of the

Company.  The Board determined that this relationship was not material and did not impair Mr. Lacy’s independence.  In making the independence determination for Mr. Policinski, President and CEO of Land O’Lakes, Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Land O’Lakes, Inc., a supplier of the Company.  The Board determined that this relationship was not material and did not impair Mr. Policinski’s independence.  In making the independence determination for Mr. White, President, West Division of Comcast Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Comcast Corporation, a service provider to the Company.  The Board determined that this relationship was not material and did not impair Mr. White’s independence.  The dollar amount of the Company’s transactions with Meredith Corporation, Land O’Lakes, Inc. and Comcast Corporation are below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards.

Board of Director and Committee Meetings

Board of Directors and Committees -   The Board of Directors conducts its business through meetings of the Board and its committees.  The Lead Director presides at executive sessions of the nonemployee or independent directors.  The Board held ten meetings during fiscal 2017.  Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.

The Board of Directors has established the following Board committees: Audit, Compensation and Governance.  The following table shows membership and meeting information for each committee for fiscal 2017.

Name	Audit Committee	Compensation Committee	Governance Committee
Gary C. Bhojwani	X	X
Terrell K. Crews	X*	X
Glenn S. Forbes			X
Stephen M. Lacy	X	X*
John L. Morrison		X	X
Elsa A. Murano			X
Robert C. Nakasone		X	X*
Susan K. Nestegard	X
Dakota A. Pippins	X
Christopher J. Policinski		X	X
Sally J. Smith	X
Steven A. White			X
Total Meetings in Fiscal 2017	10	6	5

* Committee Chair

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Audit Committee -  Each member of the Audit Committee is financially literate as determined by the Board of Directors.  The Board also determined that Terrell K. Crews, Stephen M. Lacy and Sally J. Smith each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”).   The duties of the Audit Committee include the following:

•                  Select and evaluate the performance of the independent registered public accounting firm;

•                  Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•                  Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair its independence;

•                  Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•                  Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•                  Understand the Company’s key areas of risk and assess the steps management takes to manage such risk; and

•                  Oversee the Company’s Code of Ethical Business Conduct, including assessment of the steps management takes to assure the Company’s compliance with all applicable laws and regulations and corporate policies.

Compensation Committee -   The duties of the Compensation Committee include the following:

•                  Establish compensation arrangements for all officers of the Company;

•                  Engage a compensation consultant to review the Company’s compensation programs;

•                  Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•                  Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•                  Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee -   The duties of the Governance Committee include the following:

•                  Establish criteria for new directors and evaluate potential candidates;

•                  Make recommendations to the Board regarding the composition of Board committees;

•                  Make recommendations to the Board of a member of the Board for election as Lead Director;

•                  Review the Company’s executive succession plans;

•                  Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•                  Monitor the Company’s sustainability, environmental, and corporate social responsibility activities;

•                  Evaluate objectives and policies regarding the Company’s management of its human resources; and

•                  Oversee the annual evaluation of the Board.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight.  The Board administers its risk oversight function through the full Board and each of its committees.  Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process.  The ERM process is designed to identify and assess the Company’s risks globally, and develop steps to mitigate and manage risks.  The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions.  In addition, the Board receives regular reports on the Company’s overall business, specific segments and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls and legal and regulatory compliance.   The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Ethical Business Conduct.  The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans.  The Governance Committee oversees risk in connection with corporate governance practices.  All of these committees make regular reports of their activities to the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year all then-serving directors of the Company attended the Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to:  Brian D. Johnson, Vice President and Corporate

Secretary, 1 Hormel Place, Austin, Minnesota 55912.  All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.

COMPENSATION OF DIRECTORS

In fiscal 2017, the Company provided the following elements of compensation to nonemployee directors:

•                  Annual retainer of $70,000;

•                  Additional retainer of $25,000 per year for Lead Director;

•                  Additional retainer of $15,000 per year for chair of the Audit and Compensation Committees;

•                  Additional retainer of $10,000 per year for chair of the Governance Committee;

•                  Meeting fee for each committee meeting of $1,000 for attendance in person or $500 for attendance by telephone (no meeting fees are paid for attendance at Board meetings); and

•                  An award of restricted shares of Company common stock having a fixed value of $160,000 on February 1 based on the NYSE closing price for the stock at the end of that day (rounded to the nearest whole share number), subject to a restricted period which expires upon the earlier of the day before the date of the Company’s next annual stockholders meeting or the first anniversary of the award.

The retainers are paid half on February 1 and half on August 1.  These payments and the equity award are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

Newly elected nonemployee directors receive a prorated annual retainer and award of restricted shares based on the number of regular Board meetings scheduled from the time the director joins the Board to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings.  The restricted period for restricted shares awarded to newly elected nonemployee directors will expire upon the earlier of the day before the date of the Company’s next annual stockholders meeting or the following February 1.

The NYSE closing price of the Company’s stock was $35.62 on February 1, 2017.  This price resulted in an award of 4,492 restricted shares of Company common stock to each nonemployee director on that date.

The awards of restricted shares on February 1, 2017 were made pursuant to the terms of the stockholder-approved 2009 Long-Term Incentive Plan.  Each nonemployee director and the Company entered into a Restricted Stock Award Agreement consistent with the 2009 Long-Term Incentive Plan.  Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Plan.  Deferred fees times 105% are credited as stock units under the plan.  The stock units have the same value as Company common stock and receive dividend equivalents.  Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company receive no additional compensation for service on the Board pursuant to Compensation Committee policy.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors.  The Committee uses a compensation consultant, Pearl Meyer, to provide advice regarding nonemployee director compensation.  The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation.  See “How Annual Compensation Decisions are Made” on page 22 for a list of these peer companies.  The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation.  If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

The Compensation Committee’s current policy is to review nonemployee director compensation every other year.  After this process was completed in early 2017, no changes were made to the Company’s nonemployee director compensation policy.  The next regular review of nonemployee director compensation is scheduled to take place in late 2018.

At its meeting on November 19, 2017, the Compensation Committee approved changes to the nonemployee director compensation policy, effective upon stockholder approval of the 2018 Hormel Foods Corporation Incentive Compensation Plan, to make awards of restricted shares subject to that plan and to change the vesting of restricted shares.  Restricted shares awarded on February 1 would be subject to a restricted period which expires the date of the Company’s next annual stockholders meeting and prorated awards of restricted shares to newly elected nonemployee directors would be subject to a restricted period which expires the date of the second succeeding annual meeting of the Company’s stockholders.

The fiscal 2017 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2017
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary C. Bhojwani	81,500	160,005	-	-	241,505
Terrell K. Crews	97,000	160,005	-	1,772	258,777
Jeffrey M. Ettinger	82,000	160,005	-	-	242,005
Glenn S. Forbes	74,500	160,005	-	1,623	236,128
Stephen M. Lacy	96,500	160,005	-	10,000	266,505
John L. Morrison	79,000	160,005	-	32,172	271,177
Elsa A. Murano	74,500	160,005	-	-	234,505
Robert C. Nakasone	90,000	160,005	-	31,202	281,207
Susan K. Nestegard	76,500	160,005	-	8,225	244,730
Dakota A. Pippins	76,500	160,005	-	14,706	251,211
Christopher J. Policinski	105,000	160,005	-	8,025	273,030
Sally J. Smith	75,500	160,005	-	2,604	238,109
Steven A. White	74,500	160,005	-	3,433	237,938

(1)                                 Consists of annual retainer, additional retainer for Lead Director and committee chairs, and meeting fees.  Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Plan.

(2)                                 Consists of the aggregate grant date fair value of restricted stock awarded to each nonemployee director in fiscal 2017, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”).  Each nonemployee director on February 1, 2017 received a grant of 4,492 shares of restricted stock.  The grant date fair value is based on the NYSE closing price of our common stock on the grant date, which was $35.62 on February 1, 2017.

(3)                                 As of October 29, 2017, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock (rounded to the nearest full share):

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)
Gary C. Bhojwani	-	4,492
Terrell K. Crews	74,400	4,492
Jeffrey M. Ettinger(a)	9,689,500	4,492
Glenn S. Forbes	13,200	4,492
Stephen M. Lacy	19,800	4,492
John L. Morrison	-	4,492
Elsa A. Murano	74,400	4,492
Robert C. Nakasone	74,400	4,492
Susan K. Nestegard	47,632	4,492
Dakota A. Pippins	-	4,492
Christopher J. Policinski	6,600	4,492
Sally J. Smith	-	4,492
Steven A. White	-	4,492

(a)                                 All of Mr. Ettinger’s options were awarded over the years he served as CEO of the Company.  He served as Chairman of the Board in fiscal 2017 for the same compensation as was provided to other nonemployee directors, as described above, without any additional compensation for serving in the role of Chairman.  On November 19, 2017, the Compensation Committee determined that Mr. Ettinger had earned five-sixths of his February 1, 2017 restricted stock award by serving on the Board for five of the six regular Board meetings during his current term of office on the Board and by facilitating the orderly transition of the Chairman of the Board position, and took action to vest five-sixths of such award, 3,743 shares, as of November 20, 2017, the date he retired from the Board.  The remaining one-sixth of such award, 749 shares, was forfeited by Mr. Ettinger as of such date.

(4)                                 Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Plan.  Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows:  Mr. Lacy - $10,000; and Mr. Nakasone - $9,900.  This matching gift program is available to all full-time and retired employees and directors of the Company.

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm.  The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2017 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) auditing standards.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the PCAOB in Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2017 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 29, 2017, for filing with the SEC.

THE AUDIT COMMITTEE

Terrell K. Crews, Chair	Susan K. Nestegard
Gary C. Bhojwani	Dakota A. Pippins
Stephen M. Lacy	Sally J. Smith

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 29, 2017 and October 30, 2016 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2017	Fiscal 2016
Audit fees	$1,485,844	$1,926,500
Audit-related fees	$171,200	$167,900
Tax fees	$0	$0
All other fees	$0	$0

Audit Fees -   Audit fees are for audit of the Company’s financial statements and the audit of internal control over financial reporting for fiscal years 2017 and 2016.  Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees -   Audit-related fees are for services related to the performance of the audit.  These services consist of benefit plan audits.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval by the Committee of audit and nonaudit services provided to the Company by the independent registered public accounting firm.  The Audit Committee preapproved all of the services performed by Ernst & Young during fiscal years 2017 and 2016.  The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 28, 2018.  Ernst & Young has served as the Company’s public auditors since 1931.

At the annual meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 28, 2018.  Stockholder approval of this appointment is not required.  The Board is requesting ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of Ernst & Young are expected to be present at the meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 1, 2017, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	256,433,116(1)	48.42%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, Pennsylvania 19355	28,660,228(2)	5.41%

(1)                                 The Hormel Foundation (“Foundation”) holds 27,544,172 of such shares as individual owner and 228,888,944 of such shares as trustee of various trusts.  The Foundation, as trustee, votes the shares held in trust.  The Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of principal and accumulated income in various trusts.  These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Chair, Gary J. Ray, former President Protein Business Units of Hormel Foods; Vice Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Treasurer, Roland G. Gentzler, former Vice President, Finance and Treasurer of Hormel Foods; Captain David D. Amick, Commanding Officer, The Salvation Army of Austin; Dr. Adenuga Atewologun, President, Riverland Community College; Diane B. Baker, Executive Director, United Way of Mower County, Inc.; Jeffrey A. Baldus, Executive Director, Austin Area Foundation; Dr. Mark R. Ciota, President and Chief Executive Officer of Mayo Clinic Health System-Albert Lea and Austin; Thomas J. Dankert, Director of Administrative Services for the City of Austin, representing the City of Austin; Dr. Zigang Dong, Executive Director, The Hormel Institute, Austin, representing the University of Minnesota, Hormel Institute; Jeffrey M. Ettinger, former Chairman of the Board, President and CEO of Hormel Foods; Craig W. Johnson, Attorney, Austin; Joel W. Johnson, former Chairman of the Board, President and CEO of Hormel Foods; Randall J. Kramer, Certified Financial Planner, Austin; David M. Krenz, Superintendent of Austin Public Schools; Tedd M. Maxfield, Executive Director, YMCA of Austin; Richard R. Pavek, Executive Director, Cedar Valley Services, Inc., Austin; and Larry J. Pfeil, former Vice President, Engineering of Hormel Foods.

(2)                                 Based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2017, the Vanguard Group, Inc. reported that it has sole power to vote 426,317 shares, shared power to vote 82,636 shares, sole power to dispose of 28,146,425 shares, and shared power to dispose of 513,803 shares; Vanguard Fiduciary Trust Company, an investment manager, is the beneficial owner of 346,867 shares; and Vanguard Investments Australia, Ltd., an investment manager, is the beneficial owner of 246,386 shares.  The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 24, and all directors and executive officers of the Company as a group as of December 1, 2017, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Exercisable Options(2)	Percent of Class
Gary C. Bhojwani	19,399	-	*
Steven G. Binder(3)(4)	348,823	1,346,625	*
Terrell K. Crews	92,582	58,400	*
Thomas R. Day(4)	147,818	546,800	*
Glenn S. Forbes	50,110	13,200	*
Stephen M. Lacy	44,476	19,800	*
Glenn R. Leitch(4)	60,636	474,075	*
John L. Morrison(3)	286,701	-	*
Elsa A. Murano	74,991	74,400	*
Robert C. Nakasone	124,065	58,400	*
Susan K. Nestegard	74,709	47,632	*
Dakota A. Pippins	92,490	-	*
Christopher J. Policinski	47,885	6,600	*
James N. Sheehan(3)(4)	152,519	280,400	*
Sally J. Smith	25,328	-	*
James P. Snee(4)	58,541	462,800	*
Steven A. White	26,605	-	*
All Directors and Executive Officers as a Group (28 persons)(4)	2,214,292	5,724,082	1.48%

* One percent or less.

(1)                                 Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares.  None of the shares are pledged as security.  Holdings are rounded to the nearest full share.

(2)                                 Consists of shares subject to options exercisable on or within 60 days of December 1, 2017.

(3)                                 Includes the following number of shares of the Company’s common stock beneficially owned by members of their respective households:  Mr. Binder – 336,924; Mr. Sheehan – 56,786; and Mr. Morrison – 60,480.

(4)                                 Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2017.

THE COMPENSATION COMMITTEE

Stephen M. Lacy, Chair	John L. Morrison
Gary C. Bhojwani	Robert C. Nakasone
Terrell K. Crews	Christopher J. Policinski

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of nonemployee, independent directors.  The Committee uses a compensation consultant, Pearl Meyer, to provide compensation advice independent of Company executives.  The Committee determined the consultant’s work did not raise any conflict of interest. Pearl Meyer does not provide any additional consulting services to the Company.  The Committee and its consultant work with senior management to implement and monitor the programs the Committee approves.

The Company’s executive compensation programs are designed to achieve two primary goals:

•                  Attract and retain highly qualified executive officers; and

•                  Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to pay for performance.

Total compensation for executive officers is leveraged toward performance-based compensation rather than base salary.  Performance-based compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved long-term performance.  This compensation balance provides both downside risk and upside opportunity for Company performance.

The Company’s target pay positioning reflects the strong pay-for-performance philosophy.  The Compensation Committee considers several factors in its review and approval of overall target compensation, including market competitive pay, individual performance and internal equity.  In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the plans as well as balancing long-term and short-term performance.  As indicated in the table below, target pay levels and incentive plans are designed to create alignment between actual relative pay and relative performance.  The Committee believes this strategy has allowed the Company to attract and retain a talented, experienced management team, including the named executive officers (“NEOs”) listed in the Summary Compensation Table on page 24, that has delivered strong financial performance and returns to stockholders.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs
Base Salary	Individual performance	Annual	Low	10 – 25%
Operators’ Shares	Company EPS	Annual	Low/Moderate	5 – 15%
Annual Incentive Plan	Company EBIT, segment profit and asset management	Annual	Moderate/High	15 – 25%
Long-Term Incentive	Relative total shareholder return performance	3-year performance period	Moderate/High	15 – 35%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	25 – 40%

Say-on-Pay

At the 2017 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation.  The stockholders approved, on an advisory basis, the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2017 annual meeting proxy statement.  Of the shares voted, 97.85% voted in favor of the Company’s executive compensation.

The Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since that vote.  The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs.  While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2018, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every year.

Executive Compensation Programs

Executive officer compensation consists of six parts:

•                  Base Salary;

•                  Operators’ Share Incentive Compensation Plan;

•                  Annual Incentive Plan;

•                  Long-Term Incentives;

•                  Stock Incentives; and

•                  Benefits and Perquisites.

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an executive officer’s total direct compensation.  Salary levels are based on competitive pay levels and the executive’s experience, responsibilities and performance.  In keeping with the Company’s focus on paying for performance, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan

Why Operators’ Shares?

The Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive.  The basic concept of the Operators’ Share Plan structure has been in place since 1932.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The Operators’ Share Plan rewards employees as the EPS of the Company rises over time.  Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares.  Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock.  Operators’ Shares represent the right to receive performance-based cash compensation under the Operators’ Share Plan.

Grants of Operators’ Shares to executive officers are determined by the Compensation Committee.  Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance.  The total of the Executive’s base pay plus the projected value of the Operators’ Shares is generally at the 50th percentile of the market for base pay.

During the year, participants receive “dividend equivalents.”  These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant.  This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

Annual Incentive Plan

Why AIP?

The Hormel Foods Corporation Annual Incentive Plan (“AIP”) is a short-term incentive.  The AIP is an annual cash incentive program that rewards participants for the Company’s financial performance.  The AIP rewards achievement of profit objectives and asset management.  The Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.

How the Program Works

Payout under the AIP is based on the achievement of financial goals in relation to the Company’s annual operating plan approved by the Board of Directors.  The Chief Executive Officer’s goal is based on earnings before interest and taxes (“EBIT”) for the consolidated Company.  Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, Specialty Foods, and International & Other) will have their goal weighted, with one-half based on segment profit for their particular segment and one-half based on EBIT for the consolidated Company.  All other NEOs have their goal based on EBIT for the consolidated Company.

Performance goals for EBIT and segment profit are based on the annual operating plan approved by the Board of Directors.  The Committee has authority to modify the performance goal at the beginning of the year to provide for adjustments for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end.   For fiscal 2017, the Committee defined the EBIT goal at the beginning of the year to exclude unusual events that negatively affected the Company’s EBIT and retained its negative discretion to adjust the payout downward.  As a result, the calculation of fiscal 2017 Total Company EBIT and segment profit for Refrigerated Foods and International excluded certain non-recurring items in order to ensure the equitable comparability of the performance to the goal.  Such items included charges related to the sale of the Farmer John business and results attributed to the acquisition of the Fontanini and Ceratti businesses.

Target award amounts under the AIP are determined by the Compensation Committee and will vary based on the participant’s position within the Company and the competitive market rate.  Performance levels at threshold, target, and maximum, and their payout levels are established at the beginning of the fiscal year.   Payouts are a percentage of target as follows:

	EBIT/Segment Profit as a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

Awards are interpolated for EBIT and segment profit between the discrete percentages.

The AIP modifier is a secondary measure applied to the AIP award.

•                  For most participants, including all of the NEOs, the modifier is based on asset management.  Asset management is calculated as the average measured assets (including accounts receivable, inventories, prepaid expenses, intangible assets, property, plant & equipment, investments, and other assets) as a percentage of the annual operating plan.  The asset management modifier may increase or decrease the payout based on EBIT/segment profit.  Asset management within 95% to 105% of the plan will have no impact on the payout.  Asset management below 95% of the plan will increase the payout by 20%.  Asset management above 105% of the plan will decrease the payout by 20%.

•                  The Committee has authority to modify the performance goal at the beginning of the year to provide for adjustments for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end.  As a result, the measurement of asset management for Total Company, International, and Refrigerated Foods excluded the assets attributed to the Fontanini and Ceratti businesses acquired during the year, the Farmer John business sold during the year, and capital not spent on the China plant construction.

The maximum payout under the AIP is 200% of the target incentive.  The Compensation Committee retains discretion to reduce the amount of any award payout.

The fiscal 2017 AIP payout percentage varied for the NEOs, based upon the Total Company results or their segment results, as follows:

	Target Incentive	Basis for AIP Incentive Payment	AIP Payout % Including Asset Management Modifier
James P. Snee	$1,000,000	Total Company	80%
Steven G. Binder	$585,000	1/4 Refrigerated Foods	100%
		1/4 Grocery Products	95%
		1/2 Total Company	80%
		Weighted Total	88.8%
Thomas R. Day	$365,000	1/2 Refrigerated Foods	100%
		1/2 Total Company	80%
		Weighted Total	90%
James N. Sheehan	$400,000	Total Company	80%
Glenn R. Leitch	$385,000	1/2 Jennie-O Turkey Store	0%
		1/2 Total Company	80%
		Weighted Total	40%

The Refrigerated Foods segment met their segment profit goal for fiscal 2017.  Total Company, Grocery Products, International, Jennie O Turkey Store, and Specialty Foods did not achieve their segment profit goal for fiscal 2017. The Refrigerated Foods, Grocery Products, and Jennie O turkey Store segments met their asset management goals.  The resulting payout percentages represent this performance.  The Total Company EBIT goal for fiscal 2017 was $1,397,153,000.  The Total Company’s actual EBIT performance was $1,280,101,000, which was adjusted to $1,279,633,000 for the non-recurring items described above, resulting in 92% achievement of the EBIT goal.  The Total Company asset goal for fiscal year 2017 was $5,481,313,000.  The Total Company’s actual average measured assets employed, excluding measured assets attributed to the acquired Fontanini and Ceratti, sale of Farmer John, and capital not spent on China plant construction were $5,343,442,000, resulting in 97% achievement of the goal.  Since the actual achievement fell within the 95% to 105% range, no payout modifier was applied.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company.  The quantitative factors identified below are all maintained by the Company as confidential and proprietary information.  The Compensation Committee believes disclosure of such information would result in competitive harm to the Company.  Such harm would be caused by factors including the following:

•                  Segment profit targets and results are competitively sensitive information that the Company does not publicly disclose; and

•                  Segment asset management targets and results are competitively sensitive information that the Company does not publicly disclose.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentives

Why Long-Term Incentives?

The Hormel Foods Corporation 2009 Long-Term Incentive Plan (“LTIP”) is administered by the Compensation Committee and is utilized for the Company’s long-term compensation programs.  The LTIP allows the Compensation Committee to grant Company executive officers different types of performance awards conditioned on achievement of objective performance goals.  LTIP performance awards are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value.  LTIP performance awards granted in fiscal 2017 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers.  The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business.  In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless.  Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Awards Work

“Total Shareholder Return” measures the increase in stock price and any reinvested dividends.  Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period.  In selecting the cash incentive target for each participant, the Compensation Committee considers the responsibilities of the employee, his or her contributions to the Company’s success, and competitive market data.

In July 2017, the annual LTIP performance awards were granted.  The performance cycle for each award is three years and participants can have up to three overlapping LTIP grants at any time. If, during any three year performance cycle, a subsequent target award is increased or decreased due to a promotion or job change, that change will be applied to any existing target awards as of the subsequent award’s effective date.

If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then the target award is earned.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity.  No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The Compensation Committee retains discretion to reduce the amount of any award payout.  The peer group for LTIP awards granted in fiscal 2017 consists of 23 publicly traded companies in the food industry, listed below.

LTIP Peer Companies

Campbell Soup Company Clorox Company ConAgra Foods, Inc.	Hershey Company J.M. Smucker Company Kellogg Company	Pinnacle Foods Inc. Post Holdings, Inc. Sanderson Farms, Inc.
Dean Foods Company Flowers Foods, Inc. Fresh Del Monte Produce Inc.	Kraft Heinz Company McCormick & Company, Inc. Mondelez International Inc.	Seaboard Corporation Snyders-Lance Inc. Treehouse Foods Inc.
General Mills, Inc. Hain Celestial Group, Inc.	PepsiCo Inc. Pilgrim’s Pride Corp.	Tyson Foods Inc.

See footnote 5 to the Summary Compensation Table on page 24 for LTIP performance and the payout made in fiscal 2017.

Stock Incentives

Why Stock?

The LTIP also allows the Committee to grant several types of equity awards, including stock options, restricted stock and other stock-based awards.  In general, the Committee uses stock options as the primary form of annual equity award.  The Committee favors stock options because the option structure focuses executives on continued stock price improvement.  Stock option grants typically vest equally over a four year period and have a term of ten years. This extended vesting period and term encourage executives to balance how business decisions made in the near-term affect the Company’s long-term stock price performance.

The Compensation Committee grants stock options annually, effective on the first Tuesday of December, except for stock option grants to the CEO.  This practice ensures that option grant dates cannot be manipulated for a more favorable strike price.  The Committee determined to make the CEO’s stock option grants effective the same date as the nonemployee directors’ restricted share grants, February 1.  This date was chosen because it falls shortly after conclusion of the annual CEO evaluation process.  Options are always granted at the market price of the Company’s stock at the date of grant.  Options only provide value to the participant when the market price of the stock exceeds the grant price.  Options are intended to provide long-term performance-based compensation tied specifically to increases in the price of the Company’s stock, aligning the financial interests of executives and stockholders.

The Company’s officers are required to hold Company stock with a value equivalent to 1.5 to 5 times their five-year average annual base salary.   Once options are exercised, the Company’s officers are required to hold the acquired shares until their stock ownership guidelines are met.  See “Stock Ownership Guidelines” on page 8 for more information on the Company’s stock ownership guidelines, as well as the Company’s pledging and hedging policies.

How Awards are Determined

The Compensation Committee determines, with the assistance of its independent outside consultant, the amount of options to be granted to executive officers, including the CEO.  The CEO adds his input and recommendations regarding grants to executives (other than himself) and other eligible employees.  The Committee reviews such recommendations and determines all final option grants to all eligible employees.

Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value.  The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO.  The Committee’s determination of option grants in fiscal 2017 and in past years took into consideration the individual’s contributions to the Company during the last fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Clawback Policy

The Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.

The Salaried Employees Pension Plan (“Pension Plan”) consists of two parts, a base benefit and a supplemental benefit.  Pension benefits are based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017.  If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit.  If it is greater than 75, the employee receives a 10% base pay credit.  An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.

At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit.  The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit.  The pension benefit is payable in a lump sum or an annuity.

The earliest eligible retirement age is 55 years, after completion of 15 years of service.  The base benefit is discounted 0.5% for every month retirement occurs before age 62.  However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit.  The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

On December 31, 2016, the Pension Plan (Traditional Pension Plan) benefit was frozen.  The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years as of December 31, 2016.  For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and Annual Incentive Plan payments.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees increased effective October 31, 2016 in conjunction with this modification.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Pension Plan.  Such compensation includes amounts over the qualified plan compensation limit, currently $275,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

The Company also maintains a supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of the Internal Revenue Service (“IRS”) limitation.  In the same way that the SERP restores the full value of the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the IRS limitations on the 401(k) Plan.  The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation.  This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and long-term incentive payments.  The Company makes contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations.  The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses.  Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates.  Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan.  Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The Company is under no obligation to further fund this trust and would do so only at its discretion.  The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees.  As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan.  The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants.  The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).  The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers.  The Company maintains two corporate aircraft, but executive use of the aircraft is strictly limited to business purposes.

The Company maintains a condominium in Vail, Colorado.  The condominium is made available to members of senior management as a vacation destination.  The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides cars to executive officers.  Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle.  The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides a designated group of managers, including executive officers, an annual medical physical.  Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

How Annual Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for the CEO, each of his eight direct reports and a group of 28 additional officers who hold key positions within the Company.  Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the NEOs, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys.  The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment.  The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs.  The consultant works with the Company’s Senior Vice President of Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Pay and Performance Peer Group

Campbell Soup Company
ConAgra Foods, Inc.
Dean Foods Company
Flowers Foods, Inc.
Fresh Del Monte Produce Inc.
General Mills, Inc.
Hain Celestial Group, Inc.
Hershey Company
J.M. Smucker Company
Kellogg Company

Kraft Heinz Company
McCormick & Company, Inc.
Mondelez International Inc.
Pilgrim’s Pride Corporation
Pinnacle Foods Inc.
Post Holdings, Inc.
Sanderson Farms, Inc.
Seaboard Corporation
Treehouse Foods, Inc.
Tyson Foods Inc.

2016/2017 Fiscal Year Data ($ in millions)	Hormel Foods (Fiscal 2016)	25th Percentile	Median	75th Percentile
Revenues	$9,523	$4,312	$7,416	$9,202
Market Capitalization	$20,226	$4,134	$8,900	$22,929

The companies in this Pay and Performance Peer Group are different than the LTIP Peer Companies because the purpose of each list is different.  The Pay and Performance Peer Group consists of food companies which are more similar in size to the Company.  The LTIP Peer Companies are a broader group of food companies which are publicly traded, allowing for determination of relative total shareholder return performance.  This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are acquired, go bankrupt or are eliminated due to unforeseen events.  Each year the Committee reviews and approves the Pay and Performance Peer Group and the LTIP Peer Companies with input from the consultant.

Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings.  Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including overall pay mix.  The consultant then works with the CEO and the Senior Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee.  The consultant presents preliminary recommendations based on each executive’s market positioning and relative internal positioning.  The CEO and Senior Vice President of Human Resources then modify those recommendations based on their assessment of each individual’s performance and contribution.  The initial results are submitted to the Committee for review and discussion.  Based on the Committee discussion, modifications are made to the initial recommendations and the Committee approves the final recommendations at a subsequent meeting.  The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

For fiscal year 2017, the Compensation Committee approved salary increases and changes to Operators’ Shares grants, AIP award target amounts, LTIP award target amounts and stock option grants for the NEOs and other key executives.  The resulting fiscal 2017 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 24 and the supporting tables that follow.  At target performance, each NEO’s total direct compensation (total cash compensation plus long term compensation) will be between the 50th and 75th percentile of market consensus data.

The Compensation Committee considers the positioning of NEO compensation appropriate in light of the experience, expertise, responsibilities and performance of these five individuals.

Tax Deductibility

Compensation decisions for our executive officers are made with full consideration of the tax implications, including deductibility under Section 162(m) of the Internal Revenue Code.  Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1 million annually, but excludes “performance-based compensation” from this limit.

Our stockholders have approved the Company’s Operators’ Share Plan and LTIP for the purpose of permitting awards under those plans to qualify as performance-based compensation under Section 162(m).  The Compensation Committee generally intends for compensation awarded under those plans to be deductible, except for dividend equivalents paid under the Operators’ Share Plan.  Such dividends may not be deductible in full for any NEO in a given year.  The Compensation Committee reserves the right to make other compensation payments that do not qualify as performance-based compensation under Section 162(m) when the Compensation Committee determines it advisable to do so to properly incentivize our executive officers.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders.  Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the executive group.

The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•                  Approval of the companies included in the peer group for comparison purposes;

•                  Approval of threshold, target and performance goals for short- and long-term incentives;

•                  Approval of all equity grants; and

•                  Approval of all pay actions for senior executives (currently 37 incumbents).

Specifically, the Committee notes the following design features that mitigate potential risk:

1.              Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•                  The Operators’ Share Plan rewards absolute Company-wide EPS performance.  The plan ties all participants to the results of the total Company;

•                  The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

▪                  The inclusion of asset management discourages decisions focused purely on short-term results;

▪                  Including both Company-wide and division measures creates a balance between focus on overall results and a pay-for-performance relationship for division executives; and

▪                  The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.              Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•                  The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

▪                  The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•                  The Stock Option grants vest over a four-year period and provide reward for the achievement of absolute stock price performance;

▪                  Multi-year vesting of options mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•                  In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•                  Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

3.              Executive officers’ incentive compensation is subject to recoupment in the event of certain financial restatements to recover amounts that would not have been earned based on the restated financial results.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs.  The table below presents compensation for individuals who served as Chief Executive Officer and Chief Financial Officer and for the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James P. Snee	2017	849,940	400	-	1,950,122	2,108,771	1,266,832	144,097	6,320,162
Chairman of the Board, President	2016	509,595	400	-	824,970	1,674,932	469,339	35,283	3,514,519
and Chief Executive Officer
Steven G. Binder	2017	501,410	400	-	824,799	1,564,688	1,920,319	115,150	4,926,766
Executive Vice President and	2016	500,965	400	-	800,298	2,057,893	1,608,831	52,160	5,020,547
President, Hormel Business Units	2015	481,650	300	-	775,152	1,669,463	620,420	45,886	3,592,871
Thomas R. Day	2017	376,610	400	-	500,070	855,700	1,306,132	81,283	3,120,195
Group Vice President	2016	370,165	400	-	450,264	1,217,966	990,360	38,538	3,067,693
	2015	337,900	300	-	410,256	1,029,588	463,997	30,395	2,272,436
James N. Sheehan	2017	410,020	400	-	574,764	684,399	841,746	66,481	2,577,810
Senior Vice President and
Chief Financial Officer
Glenn R. Leitch	2017	386,580	400	-	519,693	743,400	678,586	82,088	2,410,747
Group Vice President	2016	380,500	400	-	470,310	1,191,625	480,504	34,750	2,558,089
	2015	353,170	300	-	430,416	848,500	255,202	32,236	1,919,824

(1)                                 Mr. Snee was President and Chief Executive Officer for the entirety of fiscal 2017, and became Chairman of the Board, President and Chief Executive Officer effective November 20, 2017.

(2)                                 Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(3)                                 Consists of a discretionary bonus that was paid, in the same amount, to all other eligible employees.

(4)                                 Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the Black-Scholes valuation model.

Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,” and Note L, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2017.

(5)                                 Consists of Operators’ Share Incentive Compensation Plan and Annual Incentive Plan payments earned during the fiscal year, the majority of which were paid subsequent to fiscal year end, and payouts under the LTIP performance awards, as shown in the table below.  For the LTIP performance period June 6, 2014 through June 23, 2017, the Company’s Total Shareholder Return was at the 76.2 percentile, resulting in a payout at 154.0% of the target awards.  Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Year	Operators’ Share Plan Payment ($)	Annual Incentive Plan Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
James P. Snee	2017	314,000	800,000	994,771	2,108,771
	2016	328,000	930,000	416,932	1,674,932
Steven G. Binder	2017	314,000	519,188	731,500	1,564,688
	2016	328,000	912,813	817,080	2,057,893
	2015	254,000	826,563	588,900	1,669,463
Thomas R. Day	2017	188,400	328,500	338,800	855,700
	2016	196,800	630,125	391,041	1,217,966
	2015	152,400	528,000	349,188	1,029,588
James N. Sheehan	2017	125,600	320,000	238,799	684,399
Glenn R. Leitch	2017	219,800	154,000	369,600	743,400
	2016	229,600	590,625	371,400	1,191,625
	2015	177,800	376,250	294,450	848,500

(6)                                 Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP.  In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements.  See “Pension Benefits” on page 29. The NEOs had no above-market or preferential earnings on deferred compensation.

(7)                                 All other compensation, including perquisites and other personal benefits, consists of the following:

ALL OTHER COMPENSATION

Name	Year	Joint Earnings Profit Sharing ($)(a)	Company 401k Match ($)(b)	Company NQDCP Contribution ($)(c)	Use of Company Car ($)(d)	Use of Company Properties ($)(e)	Air Lounge Membership ($)(f)	Physical Exams ($)(g)	Total ($)
James P. Snee	2017	32,592	10,600	74,712	12,803	4,663	-	8,727	144,097
	2016	19,711	900	-	11,875	-	-	2,797	35,283
Steven G. Binder	2017	19,362	10,600	60,075	15,472	4,663	-	4,978	115,150
	2016	19,506	900	-	13,975	5,097	-	12,682	52,160
	2015	19,966	900	-	14,231	4,851	-	5,938	45,886
Thomas R. Day	2017	14,576	10,600	38,091	13,086	-	405	4,525	81,283
	2016	14,586	900	-	12,753	5,096	-	5,203	38,538
	2015	14,402	900	-	12,239	-	-	2,854	30,395
James N. Sheehan	2017	15,723	10,600	25,318	12,109	-	-	2,731	66,481
Glenn R. Leitch	2017	14,955	10,600	38,298	16,066	-	-	2,169	82,088
	2016	14,986	900	-	15,580	-	-	3,284	34,750
	2015	14,820	900	-	14,585	-	-	1,931	32,236

(a)                                 Consists of Joint Earnings Profit Sharing distributions for each fiscal year that were authorized and paid subsequent to fiscal year end.  Company Joint Earnings Profit Sharing distributions may be authorized by the Board of Directors in its discretion based on Company profits.  The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons.  Distributions to the NEOs are calculated using the same formula as is used for all eligible employees.  Distributions to the NEOs include both a contribution to the Joint Earnings Profit Sharing Trust and a Joint Earnings profit sharing cash payment.

(b)                                 Consists of Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k).  This matching payment, in the same amount, is available to all other eligible employees.

(c)                                  Consists of Company contributions to the Executive Deferred Income Plan for each fiscal year on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations.  These contributions are credited to participants’ accounts subsequent to fiscal year end.

(d)                                 Consists of the aggregate incremental cost to the Company of a vehicle provided to the NEO for business and personal use.   This cost includes the depreciation expense of the vehicle and insurance, license, fuel and maintenance costs.

(e)                                  Consists of the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado.  This cost is the total costs of the property allocated between the two units in the condominium and then divided by the number of weeks the units are available for use.  Costs of the property include property management, insurance, utilities, remodeling, repairs and property taxes.

(f)                                   Consists of reimbursements paid by the Company for air travel lounge membership expenditures.  Such expenditures are allocated evenly over the term of the membership.

(g)                                  Consists of costs of physical medical examinations paid for by the Company.

The following table describes each stock option and non-equity incentive plan award made to each NEO in fiscal 2017.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2017

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards:	Exercise or	Grant Date
		Award Approval	Operators’ Shares(1)	Threshold	Target	Maximum	Number of Securities Underlying Options	Base Price of Option Awards	Fair Value of Stock and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	($/Sh.)	($)
James P. Snee		11/21/2016(1)	200,000		328,000
		11/21/2016(2)		500,000	1,000,000	2,000,000
	2/1/2017(3)	11/21/2016					277,400	35.62	1,950,122
		7/24/2017(4)		975,000	1,950,000	5,850,000
Steven G. Binder		11/21/2016(1)	200,000		328,000
		11/21/2016(2)		292,500	585,000	1,170,000
	12/6/2016(3)	11/21/2016					130,300	33.31	824,799
		7/24/2017(4)		262,500	525,000	1,575,000
Thomas R. Day		11/21/2016(1)	120,000		196,800
		11/21/2016(2)		182,500	365,000	730,000
	12/6/2016(3)	11/21/2016					79,000	33.31	500,070
		7/24/2017(4)		162,500	325,000	975,000
James N. Sheehan		11/21/2016(1)	80,000		131,200
		11/21/2016(2)		200,000	400,000	800,000
	12/6/2016(3)	11/21/2016					90,800	33.31	574,764
		7/24/2017(4)		187,500	375,000	1,125,000
Glenn R. Leitch		11/21/2016(1)	140,000		229,600
		11/21/2016(2)		192,500	385,000	770,000
	12/6/2016(3)	11/21/2016					82,100	33.31	519,693
		7/24/2017(4)		172,500	345,000	1,035,000

(1)                                 The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2017.  The “Target” column shows the estimated possible Operators’ Share payment for fiscal 2017 based on fiscal 2016 EPS of $1.64.  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2017 EPS results are not determinable when the award is made at the beginning of fiscal 2017.  The actual Operators’ Share payment earned in fiscal 2017 for each NEO based on fiscal 2017 EPS of $1.57 was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 24.    See “Operators’ Share Incentive Compensation Plan” on page 17 for a description of Operators’ Shares.

(2)                                 Consists of AIP performance awards granted in fiscal 2017. These awards include target amounts and are subject to threshold and maximum payouts under the AIP.  The actual AIP payment earned in fiscal 2017 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the

Summary Compensation Table on page 24.    See “Annual Incentive Plan” on page 17 for a description of the AIP and AIP payouts for fiscal 2017.

(3)                                 Consists of stock options granted under the Company’s 2009 Long-Term Incentive Plan.  These options vest at 25% per year on the anniversary of the grant date.  The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 24.  See “Potential Payments Upon Termination” on page 30 for a discussion of how equity awards are treated under various termination scenarios.

(4)                                 Consists of LTIP performance awards made in fiscal 2017. The performance period is June 12, 2017 through the 20th trading day after the Company’s second fiscal quarter 2019 earnings release, ending June 30, 2020 at the latest.  The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group.    See “Long-Term Incentives” on page 19 for a description of the LTIP awards and potential payouts for LTIP awards.

The following table summarizes the total outstanding equity awards as of October 29, 2017 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date
James P. Snee	12,000	-	10.035	12/4/2017
	40,000	-	6.315	12/2/2018
	48,000	-	9.5625	12/1/2019
	56,000	-	12.48	12/7/2020
	60,000	-	14.80	12/6/2021
	100,000	-	15.49	12/4/2022
	45,450	15,150	22.99	12/3/2023
	29,800	29,800	26.38	12/2/2024
	26,750	80,250	37.755	12/1/2025
	-	277,400	35.62	2/1/2027
Steven G. Binder	50,000	-	6.315	12/2/2018
	220,000	-	9.5625	12/1/2019
	220,000	-	12.48	12/7/2020
	300,000	-	14.80	12/6/2021
	250,000	-	15.49	12/4/2022
	117,600	39,200	22.99	12/3/2023
	76,900	76,900	26.38	12/2/2024
	25,950	77,850	37.755	12/1/2025
	-	130,300	33.31	12/6/2026
Thomas R. Day	80,000	-	6.315	12/2/2018
	80,000	-	9.5625	12/1/2019
	80,000	-	12.48	12/7/2020
	80,000	-	14.80	12/6/2021
	100,000	-	15.49	12/4/2022
	57,600	19,200	22.99	12/3/2023
	40,700	40,700	26.38	12/2/2024
	14,600	43,800	37.755	12/1/2025
	-	79,000	33.31	12/6/2026
James N. Sheehan	60,000	-	12.48	12/7/2020
	60,000	-	14.80	12/6/2021
	60,000	-	15.49	12/4/2022
	24,300	8,100	22.99	12/3/2023
	19,800	19,800	26.38	12/2/2024
	7,800	23,400	37.755	12/1/2025
	-	90,800	33.31	12/6/2026

Glenn R. Leitch	16,000	-	6.315	12/2/2018
	20,000	-	9.5625	12/1/2019
	16,000	-	12.48	12/7/2020
	80,000	-	14.80	12/6/2021
	140,000	-	15.49	12/4/2022
	65,250	21,750	22.99	12/3/2023
	42,700	42,700	26.38	12/2/2024
	15,250	45,750	37.755	12/1/2025
	-	82,100	33.31	12/6/2026

(1)                                 Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date.  The stock options have a term of ten years.  The grant date is thus ten years prior to the option expiration date shown in this table.   Specific vesting dates are listed in footnote 2 below. See “Potential Payments Upon Termination” on page 30 for a discussion of how equity awards are treated under various termination scenarios.

(2)                                 The table below shows the vesting schedule for all unexercisable options.  These options vest on the anniversary of the grant date in the year indicated.  For example, the December 6, 2016 option grant for Mr. Binder vested as to 32,575 shares on December 6, 2017 and will vest as to 32,575 shares on each of December 6, 2018, December 6, 2019 and December 6, 2020.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2017	Will Vest in 2018	Will Vest in 2019	Will Vest in 2019	Will Vest in 2020
James P. Snee	12/3/2013	15,150	-	-	-	-
	12/2/2014	14,900	14,900	-	-	-
	12/1/2015	26,750	26,750	26,750	-	-
	2/1/2017	-	69,350	69,350	69,350	69,350
Steven G. Binder	12/3/2013	39,200	-	-	-	-
	12/2/2014	38,450	38,450	-	-	-
	12/1/2015	25,950	25,950	25,950	-	-
	12/6/2016	32,575	32,575	32,575	32,575	-
Thomas R. Day	12/3/2013	19,200	-	-	-	-
	12/2/2014	20,350	20,350	-	-	-
	12/1/2015	14,600	14,600	14,600	-	-
	12/6/2016	19,750	19,750	19,750	19,750	-
James N. Sheehan	12/3/2013	8,100	-	-	-	-
	12/2/2014	9,900	9,900	-	-	-
	12/1/2015	7,800	7,800	7,800	-	-
	12/6/2016	22,700	22,700	22,700	22,700	-
Glenn R. Leitch	12/3/2013	21,750	-	-	-	-
	12/2/2014	21,350	21,350	-	-	-
	12/1/2015	15,250	15,250	15,250	-	-
	12/6/2016	20,525	20,525	20,525	20,525	-

The following table summarizes the option awards exercised during fiscal 2017 by each of the NEOs.

OPTION EXERCISES FOR FISCAL 2017

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
James P. Snee	400	10,795
Steven G. Binder	30,000	647,404
Thomas R. Day	20,400	477,814
James N. Sheehan	60,000	1,249,826
Glenn R. Leitch	16,000	385,840

(1)                                 Amount is the difference between the market price (NYSE prior day closing price) of the Company stock at the time of exercise and the exercise price of the options.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James P. Snee	Pension Plan	28-6/12	740,151	-
	SERP	28-6/12	2,160,042	-
Steven G. Binder(1)	Pension Plan	38-4/12	1,442,255	-
	SERP	38-4/12	7,615,588	-
Thomas R. Day(1)	Pension Plan	36-10/12	1,363,713	-
	SERP	36-10/12	3,998,928	-
James N. Sheehan(1)	Pension Plan	39-5/12	1,623,716	-
	SERP	39-5/12	2,720,173	-
Glenn R. Leitch(1)	Pension Plan	16-9/12	560,550	-
	SERP	16-9/12	1,599,071	-

(1)                                 Each of the NEOs other than Mr. Snee is eligible for early retirement under both the Pension Plan and the SERP.     Early retirement provisions of these plans are described under “Pension Plan” on page 20 and “Supplemental Executive Retirement Plan” on page 21.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note G, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2017.  The material terms of these plans are described under “Pension Plan” on page 20 and “Supplemental Executive Retirement Plan” on page 21.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 29, 2017 ($)(1)
James P. Snee	219,354	74,712	8,212	-	486,673
Steven G. Binder	359,733	60,075	367,145	-	4,104,319
Thomas R. Day	-	38,091	468,187	-	2,651,888
James N. Sheehan	-	25,318	1,138	-	84,955
Glenn R. Leitch	-	38,298	20,356	-	1,105,006

(1)                                 The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2017 Contributions and Earnings Reported as Compensation in Fiscal 2017 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 29, 2017” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James P. Snee	294,066	34,888
Steven G. Binder	419,808	2,178,657
Thomas R. Day	38,091	2,550
James N. Sheehan	25,318	-
Glenn R. Leitch	38,298	481,220

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 21.

POTENTIAL PAYMENTS UPON TERMINATION

Our executive officers do not have employment or severance agreements with the Company.  Consequently, no executive officer has any right to cash severance of any kind.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  All options vest immediately upon death or disability of the executive;

•                  Retirement results in the continued vesting of options per the original vesting schedule;

•                  Voluntary termination of employment results in the continued vesting of options per the original vesting schedule, but all options expire three months after such termination;

•                  Upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options; and

•                  Options are forfeited immediately upon termination for cause or breach of a confidentiality or noncompete agreement, both as determined by the Compensation Committee.  All NEOs have signed a confidentiality agreement.  Of the NEOs, Mr. Leitch has signed a noncompete agreement which prohibits him from working on competing products for a competitor of the Company for one year following termination of employment.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•                  Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•                  Retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment; and

•                  Termination of employment for any reason other than retirement, disability or death results in forfeiture of all award rights.

The following table shows the potential payment of LTIP performance awards and the potential value of unexercisable stock option awards for the NEOs upon death, retirement, disability, or change in control of the Company as of October 29, 2017.

POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2017 YEAR END

	Death	Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2)	($)	($)	($)	($)(1)(2)(4)
James P. Snee
Stock Options	231,159	231,159	231,159	231,159	231,159
LTIP award (6/15-6/18)	810,873	486,718	973,436	2,920,309	1,026,421
LTIP award (6/16-6/19)	537,033	402,573	805,146	2,415,439	1,167,462
LTIP award (6/17-6/20)	136,422	117,000	234,000	702,000	1,136,850
Total	1,715,487	1,237,450	2,243,741	6,268,907	3,561,892
Steven G. Binder
Stock Options	597,288	597,288	597,288	597,288	597,288
LTIP award (6/15-6/18)	312,583	187,625	375,250	1,125,750	395,675
LTIP award (6/16-6/19)	153,410	115,000	230,000	690,000	333,500
LTIP award (6/17-6/20)	36,729	31,500	63,000	189,000	306,075
Total	1,100,010	931,413	1,265,538	2,602,038	1,632,538

Thomas R. Day
Stock Options	304,688	304,688	304,688	304,688	304,688
LTIP award (6/15-6/18)	157,937	94,800	189,600	568,800	199,920
LTIP award (6/16-6/19)	85,910	64,400	128,800	386,400	186,760
LTIP award (6/17-6/20)	22,737	19,500	39,000	117,000	189,475
Total	571,272	483,388	662,088	1,376,888	880,843
James N. Sheehan
Stock Options	139,059	139,059	139,059	139,059	139,059
LTIP award (6/15-6/18)	166,341	99,845	199,689	599,067	210,558
LTIP award (6/16-6/19)	107,534	80,610	161,220	483,660	233,769
LTIP award (6/17-6/20)	26,235	22,500	45,000	135,000	218,625
Total	439,169	342,014	544,968	1,356,786	802,011
Glenn R. Leitch
Stock Options	331,533	331,533	331,533	331,533	331,533
LTIP award (6/15-6/18)	171,098	102,700	205,400	616,200	216,580
LTIP award (6/16-6/19)	92,046	69,000	138,000	414,000	200,100
LTIP award (6/17-6/20)	24,136	20,700	41,400	124,200	201,135
Total	618,813	523,933	716,333	1,485,933	949,348

(1)                                 Stock options are valued based on the difference between the $30.38 closing price of the Company’s stock on October 27, 2017, the last trading day of the fiscal year, and the applicable exercise price of the stock options.  Options with an exercise price in excess of the $30.38 closing price on October 27, 2017 have no value for this purpose.  Amounts shown for stock options represent the value of all unexercisable options.  Exercisable options would not be affected by this termination event.

(2)                                 Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 29, 2017.  Payments for such awards upon death are prorated based on employment from the beginning of the performance period through October 29, 2017.

(3)                                 Retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment.  These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 29, 2017.  The actual payment would not be determined until after the performance period end date for each award.

(4)                                 For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options upon a change in control of the Company.  Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options for a cash payment or substitute options, in either case with a value equal to the difference between the closing price of the Company’s stock on October 27, 2017 (the last trading day of the fiscal year) and the applicable exercise price of the stock options.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors.  The value of those benefits is described under “Survivor Income Protection Plan” on page 21.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act and related SEC rules.  This advisory vote is commonly known as a “say-on-pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.  The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 23.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value.  The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests.    The Compensation Discussion and Analysis section starting on page 15 provides a more detailed discussion of the executive compensation programs.

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and long-term returns to stockholders.  Fiscal 2017 net earnings were $847 million, with $1.57 diluted EPS, the second most profitable year in the Company’s history. Net sales for fiscal 2017 were $9.2 billion, the second highest annual sales in the Company’s history.  In fiscal 2017 the Company achieved record operating margin, record operating cash flow, returned a record amount of cash back to stockholders, and increased its cash balance.  Our fourth quarter earnings release and annual report to stockholders provides more details on the Company’s financial performance.

The Company’s financial performance has led to superior returns to the Company’s stockholders over a longer-term horizon.  The chart below shows how the Company’s stock outperformed each of the Dow Jones Industrial Average, Standard & Poor’s 500 Index and Standard & Poor’s 500 Packaged Foods and Meat Index in total return for the five and ten-year periods ending October 27, 2017, the last trading day in fiscal 2017. The Company’s stock price has pulled back over approximately the last 18 months, resulting in total returns over the one, two and three-year periods ending October 27, 2017 which are below the peer companies included in the Standard & Poor’s 500 Packaged Foods and Meat Index, as shown in the chart below.  The Company believes this underperformance of the Company’s stock relates to the lower earnings in fiscal 2017 compared to fiscal 2016, our first down year in the last ten years.  The Company’s stock price has rebounded recently, moving from $30.38 as of October 27, 2017 to $37.10 as of December 6, 2017, an increase of 22%.

Ending 10/27/2017	1-Year	2-Year	3-Year	5-Year	10-Year
Hormel Foods	-18.9%	-4.0%	6.8%	17.7%	14.8%
Dow Jones Industrial Average	29.0%	15.2%	11.7%	12.3%	5.4%
S&P 500	23.9%	13.9%	11.9%	15.2%	7.6%
S&P 500 Packaged Foods and Meats	-8.0%	1.3%	7.7%	12.2%	10.3%

In November 2017, the Company announced a $.07 per share (10%) increase to its annual dividend rate, making the new dividend $0.75 per share. This represents the 52nd consecutive annual dividend increase and marked the ninth consecutive annual dividend increase of ten percent or more.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2018 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

While the stockholder vote on this proposal is non-binding, the Board of Directors will consider stockholders to have approved the resolution if the number of shares voted for it exceeds the number of shares voted against it. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs as disclosed in this proxy statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 4 – APPROVE THE HORMEL FOODS CORPORATION 2018 INCENTIVE COMPENSATION PLAN

Introduction

On November 20, 2017, our Board of Directors, at the recommendation of our Compensation Committee (“Committee”), approved the Hormel Foods Corporation 2018 Incentive Compensation Plan (“2018 Plan”), subject to approval by our stockholders at our 2018 annual meeting.  The 2018 Plan will become effective on the date it is approved by our stockholders, and will replace the following existing incentive compensation plans of the company that equity and cash incentive awards are currently granted under: (1) the 2009 Long-Term Incentive Plan (“2009 Plan”), (2) the 2009 Nonemployee Director Deferred Stock Plan (“Director Deferred Plan”) and (3) the 2012 Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan” and together with the 2009 Plan and the Director Deferred Plan, each an “Existing Plan” and collectively, the “Existing Plans”).  We do not grant any equity awards under any plan other than the Existing Plans.

After the 2018 Plan becomes effective upon approval by our stockholders, no new awards will be made under any of the Existing Plans.  The number of shares of our common stock that may be the subject of awards and issued under the 2018 Plan is 20,000,000.  Awards outstanding under each Existing Plan as of the date the 2018 Plan becomes effective will continue to be subject to the terms of the applicable Existing Plan, but if those awards subsequently expire, are forfeited, canceled or terminated or are settled in cash, the shares subject to those awards will become available for awards under the 2018 Plan.

As of the close of business on December 6, 2017, a total of 28,443,795 shares were subject to outstanding awards under the Existing Plans, of which 28,298,182 shares were subject to outstanding stock options with a weighted average exercise price of $20.87 per share and a weighted average remaining contractual term of 5.44 years, 91,709 shares were subject to deferrals under the Director Deferred Plan, and 53,904 shares were subject to unvested restricted stock awards.  As of the same date, 45,242,717 shares in the aggregate were available for future awards under the Existing Plans.  Any shares remaining available for future awards under the Existing Plans as of the effective date of the 2018 Plan will not be carried over into the 2018 Plan.

Stockholder Approval and Board of Directors Recommendation

Stockholder approval of the 2018 Plan is being sought in order to satisfy the stockholder approval requirements of (i) the New York Stock Exchange, (ii) Section 162(m) of the Internal Revenue Code (“Code”) in order to permit compensation provided under the 2018 Plan to qualify as performance-based compensation, and (iii) Code Section 422 to enable options granted under the 2018 Plan to qualify as incentive stock options.

Our Board of Directors recommends that our stockholders vote FOR the 2018 Plan because it includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees.  If the 2018 Plan is not approved by our stockholders, the Existing Plans will remain in effect, and we will remain subject to the existing share reserve of the 2009 Plan and the Director Deferred Plan.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the 2018 Plan, the Committee and our Board of Directors considered a number of factors, including the following:

Shares available and outstanding awards -  Under the heading “Equity Compensation Plan Information” on page 41, we provide information about the shares of our common stock that may be issued under the Existing Plans as of October 29, 2017, the end of our most recent fiscal year.  To facilitate approval of the 2018 Plan, we are providing updated information as of December 6, 2017.

As of the close of business on December 6, 2017, there were 529,681,456 shares of our common stock issued and outstanding.  The closing sale price of a share of our common stock on the New York Stock Exchange on that date was $37.10.  The following table summarizes information regarding awards outstanding and shares remaining available for grant under the Existing Plans as of the close of business on December 6, 2017:

	Shares Subject to Outstanding Option Awards		Shares Subject to Outstanding Full Value Awards (1)
	Performance- Based Vesting	Time-Based Vesting	Performance- Based Vesting	Time-Based Vesting	Shares Remaining Available for Future Grant (2)
	_	28,298,182(3)	_	145,613(4)	45,242,717
Weighted Average Exercise Price of Options	_	$20.87	_	_	_
Weighted Average Remaining Term of Options (Years)	_	5.44	_	_	_

___________________________

(1)          “Full value” awards are equity awards other than stock options and stock appreciation rights.

(2)          Each Existing Plans’ share reserve is reduced by one share for each share subject to each form of award granted, both options and full value awards.

(3)          Of the number of shares shown, 22,231,857 are subject to the vested portions of outstanding options and 6,066,325 are subject to the unearned and unvested portions of outstanding options.

(4)          Of the number of shares shown, 91,709 are subject to the vested portions of outstanding full value awards (representing deferrals under the Director Deferred Plan) and 53,904 are subject to the unearned and unvested portions of outstanding full value awards (representing restricted shares held by nonemployee directors).

Historical equity granting practices -  Our three-year average “burn rate” was 0.51% for fiscal years 2015 through 2017.  We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year. This compares to the 2017 Standard & Poor’s 500 Food, Beverage and Tobacco Industry burn rate benchmark of 2.00% and proxy advisory firm Institutional Shareholder Services’ policy that the burn rate should be at 50% of the benchmark guidance for our industry classification (i.e., 1.00% in this case) or less.

Estimated duration of shares available for issuance under the 2018 Plan -  Based on the 20,000,000 shares to be reserved under the 2018 Plan and our three-year average burn rate as described above, we expect that the requested share reserve will cover awards for approximately five years.

Expected dilution -  As of December 6, 2017, our existing voting power dilution under the Existing Plans and all predecessor equity incentive plans (collectively, the “Prior Plans”) was 14%.  We define existing voting power dilution as the sum of (i) the total number of shares of our common stock subject to outstanding awards under the Prior Plans and (ii) the total number of shares available for future grants under the Existing Plans, divided by the fully diluted number of common shares outstanding. In light of the expected duration of 2018 Plan’s share reserve, we believe that the expected dilution that will result from the 2018 Plan is reasonable for a company of our size in our industry.

Expectations regarding future share usage under the 2018 Plan are based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2018 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance.  While the Committee believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.

Key Compensation Practices

The 2018 Plan includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

No repricing of underwater options or stock appreciation rights without stockholder approval -  The 2018 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

No discounted option or SAR grants -  The 2018 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

Minimum vesting or performance period for all awards -  A minimum vesting or performance period of one year is prescribed for all awards, subject only to limited exceptions.

Conservative share recycling provisions -  We may not add back to the 2018 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

No liberal definition of “change in control” -  No change in control would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

No automatic accelerated vesting of equity awards upon a change in control. -  The 2018 Plan does not provide for automatic accelerated vesting of equity awards upon a change in control.

Net best parachute payment limitation -  The 2018 Plan provides that if any benefits provided to a participant under the 2018 Plan or other Company compensation arrangements in connection with a change in control would constitute “parachute payments” within the meaning of Code Section 280G and result in the imposition of an excise tax on the participant under Code Section 4999, then the amount of such payments and benefits will either (i) be reduced to the extent necessary to avoid characterization as parachute payments and the imposition of the excise tax, or (ii) be paid in full and remain subject to the imposition of the excise tax, whichever results in the participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

Limit on nonemployee director awards -  Equity awards to each nonemployee director are subject to an annual grant date fair value limit.

Description of the 2018 Incentive Compensation Plan

The major features of the 2018 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2018 Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants -  Employees, consultants and advisors of the Company or any subsidiary, as well as nonemployee directors of the Company, will be eligible to receive awards under the 2018 Plan.  As of December 6, 2017, there were approximately 20,000 employees of the Company and its subsidiaries, 12 nonemployee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2018 Plan.

Administration -  The 2018 Plan will be administered by the Committee.  To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2018 Plan to any one or more of its members or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the Board comprised of one or more directors.  The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors as it deems advisable.

The Committee has the authority to determine the persons to whom awards will be granted, the timing of awards, the type and number of shares covered by each award, the terms, conditions, performance criteria and restrictions of the awards as well as the manner in which awards are paid and settled. The Committee may also establish, rescind and modify rules to administer the 2018 Plan, adopt subplans or special provisions applicable to certain awards, interpret the 2018 Plan, any subplan and any related award agreement, reconcile any inconsistency, correct any defect or supply an omission in the 2018 Plan, any subplan and any related award agreement, cancel or suspend an award, determine in what circumstances an award shall be forfeited, accelerate the vesting or extend the exercise period of an award, otherwise amend the terms of outstanding awards to the extent permitted under the 2018 Plan, grant substitute awards in accordance with the 2018 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws, stock exchange rules or any compensation recovery policy as provided in the 2018 Plan, a participant whose rights under an affected award would be materially impaired by such an amendment must consent to the amendment.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2018 Plan prohibits the Committee from repricing any outstanding option or SAR awards without the prior approval of our stockholders.  For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an option or SAR award in exchange for cash, other property or grant of a new full value award at a time when the per share exercise price of the option or SAR award is greater than the fair market value of a share of our common stock, or otherwise making an option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Subject to certain limitations set forth in the 2018 Plan, the Committee may also modify the terms of awards under the 2018 Plan with respect to participants who reside outside of the United States or who are employed by a non-U.S. subsidiary of the Company in order to comply with local legal or regulatory requirements.

Available Shares and Limitations on Awards -  A maximum of 20,000,000 shares of our common stock may be the subject of awards and issued under the 2018 Plan.  The shares of common stock issuable under the 2018 Plan are authorized but unissued shares and treasury shares.  Under the terms of the 2018 Plan, the number of shares of common stock subject to options or SARs that may be granted to any one participant (other than a nonemployee director) during a calendar year may not exceed 750,000.  With respect to performance-based compensation, the number of shares subject to full value awards that are denominated in shares or share equivalents that may be granted to any one participant during any calendar year may not exceed 500,000 and the maximum amount payable with respect to full value awards that are not denominated in shares or share equivalents and to cash incentive awards that may be granted to any one participant during any calendar year may not exceed $20,000,000.  The aggregate grant date fair value of awards granted under the 2018 Plan during a calendar year to any one of our nonemployee directors (excluding awards granted at his or her election in lieu of any portion of retainers or fees otherwise payable in cash) may not exceed $500,000.  The share limitations under the 2018 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.

Shares of common stock that are issued under the 2018 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2018 Plan’s share reserve by one share for each share issued or issuable pursuant to an option, SAR award or a full value award.

Any shares of common stock subject to an award under the 2018 Plan, or to an award under an Existing Plan that is outstanding on the date our stockholders approve the 2018 Plan, that expires, is cancelled or forfeited or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2018 Plan share reserve and become available for future awards.  Any shares of common stock issuable during the term of the 2018

Plan as a result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an award under the 2018 Plan or any prior plan that are forfeited also will automatically replenish the 2018 Plan share reserve to the extent of such forfeiture and become available for future awards. However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award upon its exercise may not be used again for new grants.

Awards that may be settled solely in cash will not reduce the share reserve under the 2018 Plan and will not reduce the shares authorized for grant to a participant in each calendar year.  Awards granted or shares of our common stock issued under the 2018 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our affiliates or with which we or any of our affiliates combines (referred to as “substitute awards”) will not reduce the share reserve under the 2018 Plan and will not reduce the shares authorized for grant to a participant in each calendar year.

Additionally, if a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2018 Plan and shall supplement the share reserve under the 2018 Plan, but only if the awards are made to individuals who were not employed by, or serving as a nonemployee director of, us or any of our subsidiaries immediately prior to such acquisition or combination.

Share Adjustment Provisions - If certain transactions with our stockholders occur that cause the per share value of our common stock to change, such as stock dividends, stock splits, spin-offs, rights offerings or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the 2018 Plan, (ii) the number and kind of shares or other securities subject to outstanding awards, (iii) the exercise price of outstanding options and SAR awards, and (iv) award limitations prescribed by the 2018 Plan.  Other types of transactions may also affect our common stock, such as a reorganization, merger, consolidation or partial or complete liquidation of our Company.  If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2018 Plan, the Committee may make such adjustments as it deems equitable.

Types of Awards -  The 2018 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards to eligible recipients. These types of awards are described in more detail below.

Options -  Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2018 Plan as of any date generally means the closing sale price of a share of our common stock on the New York Stock Exchange on that date. As of December 5, 2017, the closing sale price of a share of our common stock on the New York Stock Exchange was $37.10.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee permits exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date and have an aggregate value equal to the purchase price of the shares being purchased.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant.  No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000.  Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options.  The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2018 Plan is 20,000,000.

Stock Appreciation Rights -  A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares.  The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both.  The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier.  No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award.  A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2018 Plan, as may be determined by the Committee.

Restricted Stock Awards -  A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee.  Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture.  The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that we, or any of our subsidiaries or business units, satisfy specified performance goals.  Unless otherwise provided in an award agreement, any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards -  A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee.  Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture.  Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2018 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but unless otherwise provided in an award agreement, any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.

Other Stock-Based Awards -  The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2018 Plan.  The Committee has discretion in determining the terms and conditions of such awards.

Cash Incentive Awards -  A cash incentive award shall be considered a performance-based Award, and its payment shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period.  The Committee may grant cash incentive awards in the dollar amounts, at the times and subject to such terms and conditions as it determines in its discretion. Following the completion of the applicable performance period and the vesting of a cash incentive award, payment shall be made at such time or times in the form of cash, shares or other forms of awards under the 2018 Plan (valued for these purposes at their grant date fair value) or some combination thereof as determined by the Committee and specified in the applicable subplan or Agreement.

Minimum Vesting Periods -  Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of not less than one year.  These required vesting and performance periods will not apply: (i) to awards granted to our nonemployee directors in payment of or in exchange for other compensation that is already earned and payable, (ii) upon a change in control, (iii) upon termination of service due to death, disability or retirement, (iv) to a substitute award that does not reduce the vesting period of the award being replaced, or (v) to awards involving an aggregate number of shares not in excess of 5 percent of the 2018 Plan’s share reserve.  For purposes of awards made to nonemployee directors, a vesting period will be deemed to be one year if it runs from the award grant date of February 1 to the date of the next annual meeting of the company’s stockholders. Generally vesting will be suspended during any unpaid leave of absence.

Transferability of Awards -  In general, no right or interest in any award under the 2018 Plan may be sold, assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order.  Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation Under Section 162(m) -  The Committee may grant full value awards or cash incentive awards under the 2018 Plan to employees who are or may be “covered employees” as defined in Section 162(m) of the Code, that are intended to be “performance-based compensation” within the meaning of Section 162(m), in order to preserve the deductibility of those awards for federal income tax purposes.  Under current IRS interpretations, “covered employees” of a company for any year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at a year end.  Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Options and SAR awards granted under the 2018 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The pre-established performance goals set by the Committee must be based on one or more of the following performance measures specified in the 2018 Plan: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) earnings from continuing operations; (v) revenue; (vi) gross profit or profit; (vii) operating income; (viii) profitability as measured by return ratios (including, but not limited to, return on actual or pro forma assets, net assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (ix) cash generation or cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (x) market share; (xi) margins (including, but not limited to, one or more of gross, operating, net income and net earnings margins); (xii) stock price; (xiii) total stockholder return; (xiv) asset quality; (xv) asset management; (xvi) non-performing assets; (xvii) operating assets; (xviii) tonnage; (xix) balance of cash, cash equivalents and marketable securities; (xx) cost and/or expense levels; (xxi) unit volume; (xxii) economic value added or similar value added measurements; (xxiii) improvement in or attainment of working capital levels; (xxiv) strategic plan development and implementation; (xxv) productivity ratios; (xxvi) employee retention or satisfaction measures; (xxvii) safety record; (xxviii) customer satisfaction; (xxix) debt, credit or other leverage measures or ratios; and (xxx) implementation or completion of critical projects. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, subsidiary, division, segment, business unit, operational unit or individual performance in the discretion of the Committee.

For each performance-based award, the Committee will select the applicable performance measure(s) from the list in the preceding paragraph, specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with such award, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m).  When specifying performance goals in an award, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP” financial measures. The Committee may also adjust performance measures for a performance period in connection with an equity restructuring or other changes in corporate capitalization to prevent the dilution or enlargement of benefits under the performance-based compensation, if the adjustment will not cause the award to fail to qualify as “performance-based compensation” under Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable in connection with an award as a result of satisfying the applicable performance goals.

Approval of the 2018 Plan at our 2018 annual meeting of stockholders will be deemed to include approval of the material terms of awards intended to qualify as performance-based compensation under Section 162(m), including the performance measures on which performance goals may be based, the maximum awards that may be made to any individual, the eligibility of executive officers and other employees to participate in the 2018 Plan, and the qualification of option and SAR awards granted under the 2018 Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control -  If a change in control of the Company that involves a corporate transaction occurs, then the consequences will be as described below unless the Committee provides otherwise in an applicable award or other agreement with a participant.  If outstanding awards are continued, assumed or replaced by the surviving or successor entity in connection with a corporate transaction, and if within twenty-four months after the corporate transaction a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest.  For these purposes, a performance-based full value award will be considered fully vested if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period elapsed prior to the participant’s termination of employment or other service.

If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest immediately prior to the effective time of the corporate transaction.  In this scenario, performance-based awards will be considered fully vested in the same manner as described above, except that the proportionate vesting amount will be determined with respect to the portion of the performance period that elapsed prior to the time of the corporate transaction.  Alternatively, if outstanding awards are not continued, assumed or replaced, the Committee may elect to cancel such awards at or immediately prior to the effective time of the corporate transaction in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration that would otherwise be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

In the event of a change in control of the Company that does not involve a corporate transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding awards, which may include (i) making such adjustments or modifications to the awards then outstanding as the Committee deems appropriate, which may include acceleration of vesting in full or in part, or (ii) providing for the cancellation of any outstanding award in exchange for a payment in an amount determined in the same manner as described in the preceding paragraph. The Committee is not required to treat all awards similarly in such circumstances.

The 2018 Plan also provides that if any payments or benefits provided to a participant under the 2018 Plan or any other Company compensation programs or arrangements in connection with a change in control would constitute “parachute payments” within the meaning of Code Section 280G, and would otherwise result in the imposition of an excise tax under Code Section 4999, then the amount of such payments and benefits will either (i) be reduced to the extent necessary to avoid characterization as parachute payments and the imposition of the excise tax, or (ii) be paid in full and remain subject to the imposition of the excise tax, whichever results in the participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

For purposes of the 2018 Plan, the following terms have the meanings indicated:

A “change in control” generally refers to the acquisition by a person or group of beneficial ownership of 20% or more of the combined voting power of our voting securities, our continuing directors ceasing to constitute a majority of our Board, or the consummation of a corporate transaction as defined below (unless immediately following such corporate transaction all or substantially all of our previous holders of voting securities beneficially own more than 50% of the combined voting power of the resulting entity in substantially the same proportions).

A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company.

Effect of Termination of Employment -  Unless otherwise set forth in an applicable award agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2018 Plan will be treated as set forth in the 2018 Plan.  Upon termination for cause or upon conduct that would constitute cause during any post-termination exercise period, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration.  Upon termination for any reason other than cause, disability or retirement, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration.  Upon termination due to disability or retirement, the vesting of all options, SAR awards and other types of awards shall continue in accordance with the provisions of the applicable award, and options and SAR awards shall be exercisable until the original expiration date of the applicable award. Upon termination for any reason other than cause, death, disability or retirement, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of death.  Upon termination due to death, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination.

Under the 2018 Plan, “cause” is generally defined as (i) material failure to perform satisfactorily the duties reasonably required of such person; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of our business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any of its affiliates; (iv) engaging in any act or practice that involves personal dishonesty or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.

Effective Date and Term of the 2018 Plan -  The 2018 Plan will become effective on the date it is approved by the company’s stockholders.  No awards will be made under the 2018 Plan prior to its effective date.  Unless terminated earlier, the 2018 Plan will terminate on the tenth anniversary of the effective date.  Awards outstanding under the 2018 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2018 Plan unless otherwise provided in the applicable agreements.

Amendment of the Plan -  Our Board of Directors may amend the 2018 Plan or any subplan from time to time, but no amendments to the 2018 Plan will be effective without stockholder approval if such approval is required under applicable laws, regulations or stock exchange rules.  Our Board of Directors also may suspend or terminate the 2018 Plan or any subplan at any time. No termination, suspension or amendment of the 2018 Plan or any subplan may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Amendment of Awards -  The Committee may amend the terms of any award subject to certain limitations, however, no such amendment may materially impair the rights of any participant under a previously granted award without the consent of the affected participant, except for amendments necessary to comply with applicable laws, stock exchange rules or any compensation recovery policy as provided in the 2018 Plan.

Forfeiture and Rescission -  The 2018 Plan prohibits participants from rendering services for any organization or engaging directly or indirectly in any business which, in the judgment of the company’s management, is or becomes competitive with the Company or conflicts with the interests of the Company. Failure to comply with the non-competition covenant will cause any outstanding awards to be canceled and if such conduct occurs during the six months after any exercise, payment or delivery pursuant to an award, then any such exercise, payment or delivery will be rescinded and the participant will be required to remit to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery.  The non-competition covenant may only be waived or modified in an award agreement in the discretion of the Committee.

The Committee also may specify in an award that a participant’s rights, payments, and benefits under the award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain other specified events, which may include termination of service for cause; violation of any material Company policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the participant that is detrimental to the business or reputation of the Company. Awards also may be made subject to forfeiture or recovery by the Company pursuant to any compensation recovery policy adopted by the Board of Directors or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act or as otherwise required by law.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2018 Plan, based on statutes, regulations and interpretations in effect as of the date this proxy statement was finalized prior to being printed and filed with the SEC.  The Company advises stockholders that proposed tax reform legislation could impact certain of the tax consequences described below.  The potential impact of this legislation is not discussed in this proxy statement given the uncertainty surrounding whether definitive legislation will be enacted and the final content of that legislation.

Non-qualified Stock Options -  If a participant is granted a non-qualified stock option under the 2018 Plan, the participant will not recognize taxable income upon the grant of the option.  Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised.  Any subsequent gain or loss will be taxable as a capital gain or loss.  The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options -  If a participant is granted an incentive stock option under the 2018 Plan, the participant will not recognize taxable income upon grant of the option.  Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise.  However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax.  If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction.  Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards -  The current federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns.  An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant.  Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.  SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount of cash or the then-current fair market value of the shares received by the participant, as applicable.  In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code -  Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.”  The 2018 Plan is intended to meet the requirements of Section 162(m), but full value awards granted under the 2018 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Code -  The foregoing discussion of tax consequences of awards under the 2018 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements.  If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the 2018 Plan

Because the 2018 Plan will not become effective until it is approved by our stockholders, the Committee has not yet approved any awards under, or subject to, the 2018 Plan. It is anticipated that the stock units granted to our nonemployee directors who defer their fees, described in more detail under “Compensation of Directors” on page 11, which are currently granted under the Director Deferred Plan, would be granted under the 2018 Plan in the future. Similarly, it is anticipated that the operators’ share awards described in more detail on page 17, which are currently granted under the Operators’ Share Plan also would be granted under the 2018 Plan in the future.

However, because all awards under the 2018 Plan are discretionary with the Committee, neither the number nor types of future 2018 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the Existing Plans during fiscal 2017 to our named executive officers is provided under “Grants of Plan-Based Awards” on page 26 and to our nonemployee directors under “Compensation of Directors” on page 11.

Approval of the 2018 Plan will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR approval of the Hormel Foods Corporation 2018 Incentive Compensation Plan.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding the Company’s equity compensation plans as of October 29, 2017, is shown below:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	30,685,382	$18.08	48,448,118
Equity compensation plans not approved by security holders	-	-	-
Total	30,685,382	$18.08	48,448,118

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transaction policy.  This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act.  Information about transactions involving related persons is reviewed by the Audit Committee.  Related persons include Company directors and executive officers, as well as their immediate family members.  If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction.  The Audit Committee will use any process and review any information that it determines is appropriate.  All related party transactions will be disclosed in accordance with SEC rules.  For fiscal 2017, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and the NYSE.  This requirement is contained in Section 16(a) of the Exchange Act.  Specific due dates for these reports have been established.  The Company is required to disclose in this proxy statement any failure to file by those dates during fiscal 2017.

In making this disclosure, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the SEC.  Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via the Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders.  If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2019 Annual Meeting of Stockholders must deliver the proposal to the Company by August 22, 2018, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as directors for consideration at the Annual Meeting of Stockholders.  These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting.  For business or nominations intended to be brought to the 2019 Annual Meeting of Stockholders, the notice deadline is November 1, 2018.  Stockholder proposals or director nominations submitted after this date may not be presented at the 2019 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above.  If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 20, 2017

Appendix A

HORMEL FOODS CORPORATION
2018 INCENTIVE COMPENSATION PLAN

1.                                      Purpose.  The purpose of the Hormel Foods Corporation 2018 Incentive Compensation Plan (the “Plan”) is to promote the interests of Hormel Foods Corporation (the “Company”) and its stockholders by aiding the Company in attracting and retaining employees, officers, nonemployee directors, consultants and advisors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business, to afford such persons an opportunity to acquire a proprietary interest in the Company by rewarding them for making major contributions to the success of the Company and to thereby promote the Company’s long-term business success.

2.                                      Definitions.  In this Plan, the following definitions will apply.

(a)                                    “Affiliate” means any entity that is a Subsidiary of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.

(b)                                    “Agreement” means the written or electronic agreement, notice or other document which contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and conditions applicable to each Award granted under the Plan or any subplan hereunder, including all amendments thereto.  An Agreement is subject to the terms and conditions of the Plan and any applicable subplan.

(c)                                     “Award” means a grant made under the Plan or any subplan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, an Other Stock-Based Award or a Cash Incentive Award.

(d)                                    “Board” means the Board of Directors of the Company.

(e)                                     “Cash Incentive Award” means a dollar-denominated performance-based Award as described in Section 11(b).

(f)                                      “Cause” means, unless otherwise defined in a then-effective written or electronic agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) material failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(g)                                     “Change in Control” means one of the following:

(1)                                An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)                               any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)                               any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C)                               any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 20% or more of the Company’s Voting Securities; or

(D)                               with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 20% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.  Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(g)(3).

(2)                                     Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)                                     A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(h)                                    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(i)                                        “Committee” means the compensation committee of the Board, each of whose members comply with the requirements set forth in clauses (i) through (iii) below, unless otherwise determined by the Board to mean two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).

(j)                                       “Company” means Hormel Foods Corporation, a Delaware corporation, and any successor thereto.

(k)                                    “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least three-quarters of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(l)                                        “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)                                “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(n)                                    “Employee” means an employee of the Company or an Affiliate.

(o)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)                                 “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) The Hormel Foundation, (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iv) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (v) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(q)                                    “Fair Market Value” means the fair market value of a Share determined as follows:

(1)                                  If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)                                  If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(r)                                       “Full Value Award” means an Award other than an Option Award, Stock Appreciation Right Award or Cash Incentive Award.

(s)                                      “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)                                       “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(u)                                    “Non-Employee Director” means a member of the Board who is not an Employee.

(v)                                    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price.  An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422.  A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(w)                               “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x)                                 “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y)                                 “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(z)                                  “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(aa)                             “Plan” means this Hormel Foods Corporation 2018 Incentive Compensation Plan, as amended and in effect from time to time.

(bb)                          “Prior Plan” means the Company’s 2009 Long-Term Incentive Plan and the Company’s 2009 Nonemployee Director Deferred Stock Plan.

(cc)                            “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd)                          “Retirement” means any termination of a Participant’s Service, other than for Cause, occurring at or after age 65, or at or after age 55 with fifteen (15) years or more of continuous service to the Company and its Affiliates.

(ee)                               “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity.  A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate.  Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ff)                                 “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(gg)                               “Share” means a share of Stock.

(hh)                             “Stock” means the common stock, $0.01465 par value per Share, of the Company.

(ii)                                     “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(jj)                                   “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(kk)                             “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ll)                                     “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.  The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(mm)                  “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.                                      Administration of the Plan.

(a)                                    Administration.  The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)                                    Scope of Authority.  Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)                                determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)                                cancelling or suspending an Award, determining in what circumstances an Award shall be forfeited, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)                                adopting subplans or special provisions applicable to Awards (provided, that any such subplan or special provision shall be consistent with the terms of this Plan except as otherwise provided in Section 3(c)), establishing, amending or rescinding rules to administer the Plan, interpreting the Plan, any subplan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan, any subplan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan or any subplan;

(4)           granting Substitute Awards under the Plan;

(5)           taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

(6)           requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c)                                     Awards to Foreign Service Providers.  The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan.  In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)                                    Acts of the Committee; Delegation.  A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee.  Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h).  To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company.  The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)                                     Finality of Decisions.  The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)                                   Indemnification.  Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan.  This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf.  The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.                                      Shares Available Under the Plan.

(a)                                    Maximum Shares Available.  Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be twenty million (20,000,000) Shares.  No further awards may be made under the Prior Plan after the effective date of this Plan.  Shares issued under the Plan may come from authorized and unissued shares or treasury shares.  In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)                                Shares that are subject to Awards of Options, Stock Appreciation Rights or Full Value Awards shall be counted against the share reserve as one Share for every one Share granted.

(2)                                Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(3)                                Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)                                Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)                                    Effect of Forfeitures and Other Actions.  Any Shares subject to an Award, or to an award granted under a Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”) that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished.  The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or a Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or a Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or a Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or a Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)                                     Effect of Plans Operated by Acquired Companies.  If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a).  Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)                                    No Fractional Shares.  Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.  No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)                                     Individual Option and SAR Limit.  The aggregate number of Shares subject to Option and/or Stock Appreciation Right Awards granted during any calendar year to any one Participant other than a Non-Employee Director shall not exceed 750,000 Shares (subject to adjustment as provided in Section 12(a)).

(f)                                      Performance-Based Compensation Limit.  With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 500,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to both Full Value Awards that are denominated other than in Shares or Share equivalents and to Cash Incentive Awards that are granted to any one Participant during any calendar year shall not exceed $20,000,000.

(g)                                     Limits on Awards to Non-Employee Directors.  The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as a Non-Employee Director shall not exceed $500,000.

5.                                      Eligibility.  Participation in the Plan is limited to Service Providers.  Incentive Stock Options may only be granted to Employees.

6.                                      General Terms of Awards.

(a)                                    Award Agreement.  Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee.  If an Agreement calls for acceptance by the Participant, the Award evidenced by the Agreement will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within the time period designated by the Committee.  An Award to a Participant may be made singly or in combination with any form of Award.  Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)                                 Vesting and Term.  Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period.  Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date, and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i)  a Change in Control, (ii) a termination of Service due to death, Disability or Retirement, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made to Non-Employee Directors in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a).  For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the Award grant date of February 1st (or the next business day thereafter) to the date of the next annual meeting of the Company’s stockholders.  Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.

(c)                                  Transferability.  Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution.  The foregoing restrictions shall not apply to any unrestricted Shares issued in payment or settlement of any Award. Any attempted transfer in violation of this Section 6(c) shall be of no effect.  The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant.  Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof.  For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)                                 Termination of Service.  Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)                                  Upon termination of Service for Cause, or upon conduct that would constitute Cause during any post-termination exercise period, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)                                  Upon termination of Service for any reason other than Cause, Disability or Retirement, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration. In the event of Disability or Retirement, vesting of all Options, SAR Awards and other types of Awards shall continue in accordance with the provisions of the applicable Award, and Options and SAR Awards shall be exercisable until the original expiration date of the applicable award.

(3)                                Upon termination of Service for any reason other than Cause, death, Disability or Retirement the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination.  However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of death.

(4)                                  Upon termination of Service due to death, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(e)                                  Rights as Stockholder.  No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(f)                                   Performance-Based Awards.  Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award.  In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned.

Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan.  Subject to Section 16 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(g)                                     Dividends and Dividend Equivalents.  No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award.  Except as otherwise provided in an Award or by the Committee, any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. The Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents: (i) based on ordinary course cash dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents may be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate or (ii) based on stock dividends or extraordinary cash dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents shall be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate.  The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents.  Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(h)                                 Deferrals of Full Value Awards or Cash Incentive Awards.  The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award or Cash Incentive Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A.  To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto.  The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant subplan or Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents.  The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.  Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

7.                                      Stock Option Awards.

(a)                                    Type and Exercise Price.  The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option.  The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)                                    Payment of Exercise Price.  The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise.  The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)                                     Exercisability and Expiration.  Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement.  No Option Award shall be exercisable at any time after its scheduled expiration.  When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)                                    Incentive Stock Options.

(1)                                  An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code.  To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award.  The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 20,000,000 Shares, subject to adjustment as provided in Section 12(a).

(2)                                  No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)                                  For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract.  If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)                                  If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)                                  The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

(e)                                  Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option Award during the applicable post-termination of Service exercise period as set forth in Section 6(d) or in the applicable Agreement is prevented by Section 17(c), the Option shall remain exercisable until the later of (i) 30 days after the date the exercise of the Option would no longer be prevented by such provision, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.

8.                                      Stock Appreciation Right Awards.

(a)                                 Nature of Award.  An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares.  The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)                                 Exercise of SAR.  Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement.  No SAR Award shall be exercisable at any time after its scheduled expiration.  When a SAR Award is no longer exercisable, it shall be deemed to have terminated.  Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee.  The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.                                      Restricted Stock Awards.

(a)                                    Vesting and Consideration.  Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion.  The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)                                    Shares Subject to Restricted Stock Awards.  Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant.  Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby.  Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions.  Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee.  Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.                               Stock Unit Awards.

(a)                                 Vesting and Consideration.  A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion.  If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)                                 Settlement of Award.  Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11.                               Other Awards.

(a)                                 Other Stock-Based Awards.  The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan.  The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan.  The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

(b)                                 Cash Incentive Awards.  A Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(f), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period.  Cash Incentive Awards may be granted to any Participant in such dollar-denominated amounts and upon such terms and at such times as shall be determined by the Committee.  Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash, Shares or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash, Shares and other forms of Awards as determined by the Committee and specified in the applicable subplan or Agreement.

12.                               Changes in Capitalization, Corporate Transactions, Change in Control.

(a)                                 Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)                                 Corporate Transactions.  Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)                                 Continuation, Assumption or Replacement of Awards.  In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below.  A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards.  For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)                                 Acceleration.  If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.  The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants.  The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)                                 Payment for Awards.  If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3).  The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3).  The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award.  If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant.  With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(2).  Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)                                 Termination After a Corporate Transaction.  If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within twenty-four months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a performance-based award determined as provided in Section 12(b)(2), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).

(c)                                  Other Change in Control.  In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(3) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)                                 Dissolution or Liquidation.  Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  An Award will terminate immediately prior to the consummation of such proposed action.

(e)                                  Parachute Payment Limitation.

(1)                                 Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(2)                                 Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(3)                                 If, notwithstanding the initial application of this Section 12(e), the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 12(e) will be reapplied based on the Internal Revenue Service’s determination, and the Participant will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the excess payments until the date of repayment).

(4)                                 Any determination required under this Section 12(e) shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the Change in Control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant.  The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12(e).  The Company shall be responsible for all fees and expenses of the Accountants.

13.                               Plan Participation and Service Provider Status.  Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally.  Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.                               Tax Withholding.  The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares.  In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.                               Effective Date, Duration, Amendment and Termination of the Plan.

(a)                                 Effective Date.  The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i).  No Awards shall be made under the Plan prior to its effective date.  If the Company’s shareholders fail to approve the Plan by March 31, 2018, the Plan will be of no further force or effect.

(b)                                 Duration of the Plan.  The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”).  Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)                                  Amendment and Termination of the Plan.  The Board may at any time terminate, suspend or amend the Plan or any subplan.  The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed.  No termination, suspension, or amendment of the Plan or any subplan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)                                 Amendment of Awards.  Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)                                  No Option or SAR Repricing.  Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.

16.                               Performance-Based Compensation.

(a)                                 Designation of Awards.  If the Committee determines at the time a Full Value Award or Cash Incentive Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then this Section 16 will be applicable to such Award (which shall be considered Performance-Based Compensation), unless the Committee provides otherwise in the applicable Agreement.

(b)                                 Compliance with Code Section 162(m).  If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c).  The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m).  In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation.  The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with an Award subject to this Section 16, including those granted under any subplan.  The Committee may also provide, in a subplan, Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c)                                  Performance Measures.  For purposes of any Full Value Award or Cash Incentive Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance measures: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) earnings from continuing operations; (v) revenue; (vi) gross profit or profit; (vii) operating income; (viii) profitability as measured by return ratios (including, but not limited to, return on actual or pro forma assets, net assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (ix) cash generation or cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (x) market share; (xi) margins (including, but not limited to, one or more of gross, operating, net income and net earnings margins); (xii) stock price; (xiii) total stockholder return; (xiv) asset quality; (xv) asset management; (xvi) non-performing assets; (xvii) operating assets; (xviii) tonnage; (xix) balance of cash, cash equivalents and marketable securities; (xx) cost and/or expense levels; (xxi) unit volume; (xxii) economic value added or similar value added measurements; (xxiii) improvement in or attainment of working capital levels; (xxiv) strategic plan development and implementation; (xxv) productivity ratios; (xxvi) employee retention or satisfaction measures; (xxvii) safety record; (xxviii) customer satisfaction; (xxix) debt, credit or other leverage measures or ratios; and (xxx) implementation or completion of critical projects. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, segment, business unit, operational unit or individual performance.

17.                               Other Provisions.

(a)                                 Unfunded Plan.  The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.  Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant.   To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)                                 Limits of Liability.  Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)                                  Compliance with Applicable Legal Requirements and Company Policies.  No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed.  During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction.  Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).

(d)                                 Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)                                  Governing Law.  To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)                                   Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)                                  Code Section 409A.  It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent.  The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.  Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)                                 If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)                                 If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death.  Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)                                 Rule 16b-3.  It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3.  If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict.  To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)                                     Forfeiture and Compensation Recovery.

(1)                                 A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. Failure to comply with the provisions of the first sentence of this Section 17(i)(1) shall cause any Award(s) to be canceled.  Failure to comply with the provisions of the first sentence of this Section 17(i)(1) prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded.  The Company shall notify the Participant in writing of any such rescission within one year after such exercise, payment or delivery.  Within ten days after receiving such notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award.  The Committee may, in its discretion, waive or modify the provisions of this Section 17(i)(1) in an Agreement.

(2)                                 The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(3)                                 Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law.  Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 10:59 p.m. Central Standard Time on Monday, January 29, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Standard Time on Monday, January 29, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Doors open at 6:30 p.m. Enter at South end of building ADMISSION TICKET Annual Meeting of Stockholders Tuesday, January 30, 2018 8:00 p.m. CST Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E34718-P99016 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HORMEL FOODS CORPORATION The Board of Directors recommends you vote FOR each of the director nominees under Item 1. 1. Elect a board of 12 directors: For Against Abstain Nominees: For Against Abstain The Board of Directors recommends you vote FOR Items 2, 3 and 4. 1a. Gary C. Bhojwani 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 28, 2018. 1b. Terrell K. Crews 1c. Glenn S. Forbes, M.D. 3. Ap p r ov e th e N a me d E x e c u ti v e O ffi c er comp e n sa ti on as disclosed in the Company's 2018 annual meeting proxy statement. 1d. Stephen M. Lacy 1e. Elsa A. Murano, Ph.D. 4. Approve the Hormel Foods Corporation 2018 Incentive Compensation Plan. 1f. Robert C. Nakasone 1g. Susan K. Nestegard Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. 1h. Dakota A. Pippins 1i. Christopher J. Policinski 1j. Sally J. Smith 1k. James P. Snee 1l. Steven A. White For address changes and/or comments, please check this box and write them on the back where indicated. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR ITEMS 2, 3 AND 4. Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Help us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com.

Your signature on this proxy card will appoint a proxy for shares held in your record account(s). If yo u wo uld like to access the pro xy materials electronically next year, go to the following Internet address: www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E34719-P99016 HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy HORMEL FOODS CORPORATION Proxy This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, James N. Sheehan and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 1, 2017, at the Annual Meeting of Stockholders to be held on January 30, 2018, or any adjournment thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments:

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 30, 2018. HORMEL FOODS CORPORATION 1-507-437-5944. You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 proxy materials and voting instructions. E34721-See the reverse side of this notice to obtain Meeting Information Meeting Type:Annual Meeting For holders as of:December 1, 2017 Date:January 30, 2018Time:8:00 p.m. CST Location: Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912 For directions to attend the Annual Meeting, please call

Before You Vote How to Access the Proxy Materials If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for 3) BY E-MAIL*: sendmaterial@proxyvote.com How To Vote Please Choose One of the Following Voting Methods E34722-Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow(located on the following page) available and follow the instructions. Please vote by 10:59 p.m. Central Standard Time, on either (i) Thursday, January 25, 2018 for shares in employee plans or (ii) Monday, January 29, 2018 for shares held in record accounts. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. XXXX XXXX XXXX XXXX Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENTANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow(located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow(located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 16, 2018 to facilitate timely delivery. XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX

The Board of Directors recommends you vote FOR each of the director nominees under Item 1. 1 Elect a board of 12 directors: Nominees: The Board of Directors recommends you vote FOR Items 2, 3 and 4. 1a. Gary C. Bhojwani 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 28, 2018. 1b. Terrell K. Crews 1c. Glenn S. Forbes, M.D. 3. Approve the Named Executive Officer compensation as disclosed in the Company's 2018 annual meeting proxy statement. 1d. Stephen M. Lacy 1e. Elsa A. Murano, Ph.D. 4. Approve the Hormel Foods Corporation 2018 Incentive Compensation Plan. 1f. Robert C. Nakasone 1g. Susan K. Nestegard Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. 1h. Dakota A. Pippins 1i. Christopher J. Policinski 1j. Sally J. Smith 1k. James P. Snee 1l. Steven A. White E34723-Help us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com. *** Please use this notice card as your ADMISSION TICKET. *** Voting Items